Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-268495
PROSPECTUS SUPPLEMENT
(to Prospectus dated November 21, 2022)
$5,500,000,000

DIAMONDBACK ENERGY, INC.
$850,000,000 5.200% Senior Notes due 2027
$850,000,000 5.150% Senior Notes due 2030
$1,300,000,000 5.400% Senior Notes due 2034
$1,500,000,000 5.750% Senior Notes due 2054
$1,000,000,000 5.900% Senior Notes due 2064
Diamondback Energy, Inc., a Delaware Corporation (the “Company,” “Issuer,” “our,” “we,” or “us”) is offering $850,000,000 aggregate principal amount of its 5.200% senior notes due 2027 (the “2027 notes”), $850,000,000 aggregate principal amount of its 5.150% senior notes due 2030 (the “2030 notes”), $1,300,000,000 aggregate principal amount of its 5.400% senior notes due 2034 (the “2034 notes”), $1,500,000,000 aggregate principal amount of its 5.750% senior notes due 2054 (the “2054 notes”) and $1,000,000,000 aggregate principal amount of its 5.900% senior notes due 2064 (the “2064 notes,” and together with the 2027 notes, 2030 notes, 2034 notes and 2054 notes, each a “series of notes” and collectively, the “notes”).
The 2027 notes will bear interest at a rate of 5.200% per year and will mature on April 18, 2027. The 2030 notes will bear interest at a rate of 5.150% per year and will mature on January 30, 2030. The 2034 notes will bear interest at a rate of 5.400% per year and will mature on April 18, 2034. The 2054 notes will bear interest at a rate of 5.750% per year and will mature on April 18, 2054. The 2064 notes will bear interest at a rate of 5.900% per year and will mature on April 18, 2064.
Interest on the 2030 notes will accrue from April 18, 2024, and will be payable in cash semi-annually on January 30 and July 30 of each year, beginning July 30, 2024, and interest on each other series of notes will accrue from April 18, 2024, and will be payable in cash semi-annually on April 18 and October 18 of each year, beginning October 18, 2024. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
This offering is not conditioned upon, and will be consummated before, the closing of the Endeavor merger (as defined herein). If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement (as defined herein) or (y) we notify the Trustee (as defined herein) that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the 2027 notes, 2030 notes, 2034 notes and 2064 notes (collectively, the “mandatorily redeemable notes”) at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). The 2054 notes are not subject to the special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.”
At our option, we may redeem all or a part of the notes of any series at any time at the redemption prices described under “Description of Notes—Optional Redemption.”
Each series of notes will be guaranteed by Diamondback E&P LLC (such entity during the period (and only during such period) that the subsidiary guarantee is in effect as to such series of notes, with respect to such series, the “Subsidiary Guarantor” and the Subsidiary Guarantor’s guarantee of each series of notes, a “subsidiary guarantee”), and such subsidiary guarantees will be “full and unconditional,” as that term is used in Regulation S-X, Rule 3-10(b)(3). In the future, the subsidiary guarantees may be released or terminated under certain circumstances. See “Description of Notes—Subsidiary Guarantees.”
The notes and the subsidiary guarantees will be our and the Subsidiary Guarantor’s respective senior unsecured obligations and will rank equally in right of payment with all of our and the Subsidiary Guarantor’s respective existing and future senior indebtedness, including our outstanding senior notes and the Subsidiary Guarantor’s guarantees thereof and all of the Subsidiary Guarantor’s obligations under its revolving credit facility and term loan facility (each as defined herein) and our guarantees thereof, and senior in right of payment to any of our and the Subsidiary Guarantor’s future indebtedness that is expressly subordinated in right of payment to the notes and the subsidiary guarantees, respectively.
The notes and the subsidiary guarantees will be effectively subordinated to any of our and the Subsidiary Guarantor’s existing and future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries that is not a guarantor of the notes.
Investing in the notes involves risks. You should read this prospectus supplement and the accompanying prospectus carefully before you invest in the notes. See “Risk Factors” on page S-11 for a discussion of certain risks that you should consider in connection with an investment in the notes.
	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us
Per 2027 note	99.956%	0.350%	99.606%
Per 2030 note	99.830%	0.600%	99.230%
Per 2034 note	99.679%	0.650%	99.029%
Per 2054 note	99.957%	0.875%	99.082%
Per 2064 note	99.954%	0.875%	99.079%
Totals	$5,492,903,000.00	$38,400,000	$5,454,503,000.00
(1)	Plus accrued interest, if any, from April 18, 2024.
(2)	We refer you to the section entitled “Underwriting” for additional information regarding underwriting compensation.
The notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.
It is expected that delivery of the notes will be made against payment therefor on or about April 18, 2024, which will be the seventh business day following the date of pricing of the notes (such settlement cycle being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the settlement date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery should consult their own advisors. It is expected that delivery of the notes will be made in book entry form, through The Depository Trust Company, or “DTC,” for the account of its participants, including Clearstream Banking, société anonyme and Euroclear Bank SA/NV.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Joint Book-Running Managers
Citigroup	BofA Securities	TD Securities

Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities
Senior Co-Managers
Barclays	BOK Financial Securities, Inc.	Capital One Securities	Comerica Securities
J.P. Morgan	PNC Capital Markets LLC	RBC Capital Markets
Scotiabank	Truist Securities	US Bancorp
The date of this prospectus supplement is April 9, 2024.

Prospectus Supplement
Prospectus
In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The second part, the accompanying prospectus dated November 21, 2022, provides more general information about the debt securities that we may offer from time to time, some of which information may not apply to the notes we are offering hereby. Generally when we refer to this “prospectus,” we are referring to both this prospectus supplement and the accompanying prospectus combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying any of the notes being offered under this prospectus supplement.
This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make or other information in this prospectus supplement is inconsistent with statements made or other information in the accompanying prospectus or any documents incorporated by reference therein, the statements made or other information in this prospectus supplement will be deemed to modify or supersede those made or contained in the accompanying prospectus and such documents incorporated by reference therein.
Before you invest in the notes, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Information Incorporated by Reference” in this prospectus supplement.
S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information in this prospectus supplement constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and our ability to replace or increase reserves; anticipated timing, objectives and benefits of the Endeavor merger and other strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this prospectus supplement or documents incorporated by reference therein, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of future performance and our actual outcomes could differ materially from what we have expressed in our forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:
•	changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;
•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;
•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic or diplomatic developments;
•
changes in general economic, business or industry conditions, including changes in foreign currency exchange rates interest rates, and inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•	regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits;
•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;
•	physical and transition risks relating to climate change;
•
restrictions on the use of water, including limits on the use of produced water and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could (among other things) require recognition of significant impairment charges;
•	changes in U.S. energy, environmental, monetary and trade policies;
•
conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development operations and our environmental and social responsibility projects;

•	challenges with employee retention and an increasingly competitive labor market;
•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services;
•	changes in safety, health, environmental, tax and other regulations or requirements (including those addressing air emissions, water management or the impact of global climate change);
•
security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or from breaches of information technology systems of third parties with whom we transact business;

S-iii

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage and other facilities for our oil, natural gas and natural gas liquids;
•
failures or delays in achieving expected reserve or production levels from existing and future oil and natural gas developments, including due to operating hazards, drilling risks or the inherent uncertainties in predicting reserve and reservoir performance;

•	difficulty in obtaining necessary approvals and permits;
•	severe weather conditions;
•	acts of war or terrorist acts and the governmental or military response thereto;
•	changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•	changes in our credit rating;
•
the risk that the Endeavor merger is not completed on anticipated terms and timing or at all (including because of the risks associated with obtaining our requisite stockholder approval, regulatory approval and satisfying other conditions to the completion of the Endeavor merger);

•	uncertainties as to whether the Endeavor merger will achieve its anticipated benefits and projected synergies within the expected time period or at all;
•
our ability to integrate Endeavor’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Endeavor merger agreement;

•
risks that the anticipated tax treatment of the Endeavor merger is not obtained; unforeseen or unknown liabilities, future capital expenditures and potential litigation relating to the Endeavor merger;

•	the possibility that the Endeavor merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the uncertainty surrounding the final value of the cash consideration to be paid by us in connection with the Endeavor merger;
•
the effect of the announcement, pendency, or completion of the Endeavor merger on our or Endeavor’s business relationships, business generally, on the market price of the common stock and/or our operating results;

•	risks that the Endeavor merger disrupts our current plans and operations of those of our management team; potential difficulties in retaining employees as a result of the Endeavor merger;
•	risks related to our financing of the Endeavor merger; the possibility that the combined company’s results of operations,
•
cash flows and financial position after the Endeavor merger may differ materially from the unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement;

•	the other risk factors discussed in the section of this prospectus supplement entitled “Risk Factors”; and
•	the risk factors discussed in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference into this prospectus supplement.
The foregoing list of factors should not be construed as exhaustive. We can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this prospectus supplement are current as of the date of this prospectus supplement only. We undertake no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
S-iv

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings we make with the SEC, which information is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in the notes.
In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Diamondback Energy,” the “Company,” “we,” “our” and “us” refer to Diamondback Energy, Inc. and its consolidated subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.
Our Business
We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators. We report operations in one reportable segment, the upstream segment.
Our activities are primarily focused on horizontal development of the Spraberry and Wolfcamp formations of the Midland Basin and the Wolfcamp and Bone Spring formations of the Delaware Basin, both of which are part of the larger Permian Basin in West Texas and New Mexico. These formations are characterized by a high concentration of oil and liquids rich natural gas, multiple vertical and horizontal target horizons, extensive production history, long-lived reserves and high drilling success rates.
As of December 31, 2023, our total acreage position in the Permian Basin was approximately 607,877 gross (493,769 net) acres, which consisted primarily of 428,324 gross (349,707 net) acres in the Midland Basin and 174,828 gross (143,742 net) acres in the Delaware Basin. In addition, our publicly traded subsidiary Viper Energy, Inc. (“Viper”), owns mineral interests primarily in the Permian Basin. As of December 31, 2023, we own approximately 56% of Viper’s outstanding shares of common stock.
As of December 31, 2023, our estimated proved oil and natural gas reserves were 2,177,761 MBOE (which includes estimated reserves of 179,249 MBOE attributable to the mineral interests owned by Viper). As of December 31, 2023, approximately 69% are classified as proved developed producing. Proved undeveloped, or PUD, reserves included in this estimate are from 802 gross (719 net) horizontal well locations in which we have a working interest. As of December 31, 2023, our estimated proved reserves were approximately 53% oil, 23% natural gas and 24% natural gas liquids.
Our principal executive offices are located at 500 West Texas Ave, Suite 100, Midland, TX 79701 and our telephone number is (432) 221-7400. Our common stock is listed on Nasdaq under the trading symbol “FANG.” Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus supplement.
Recent Developments
Endeavor merger
On February 11, 2024, we entered into an agreement and plan of merger, which was amended on March 18, 2024 (as so amended, and as it may be further amended from time to time, the “Endeavor merger agreement”) with Eclipse Merger Sub I, LLC (“Merger Sub I”), Eclipse Merger Sub II, LLC (“Merger Sub II”), Endeavor Manager, LLC (solely for purposes of certain sections set forth in therein), and Endeavor Parent, LLC (“Endeavor”), to acquire 100% of the equity interests in Endeavor for consideration of (i) $8.0 billion in cash, subject to adjustments set forth in the Endeavor merger agreement, and (ii) 117,267,069 shares of our common stock.

The Endeavor merger agreement provides that, subject to the terms and conditions set forth therein, Merger Sub I will merge with and into Endeavor (the “first merger”), with Endeavor surviving the first merger and becoming our wholly owned subsidiary (the “first surviving company”). Immediately following the first merger, the first surviving company will merge with and into Merger Sub II (the “second merger.” and together with the first merger, the “Endeavor merger”), with Merger Sub II surviving the second merger and continuing (immediately following the second merger) as our wholly owned subsidiary. As a result of the Endeavor merger, we will acquire 100% of the equity interests in Endeavor.
Endeavor is a privately held oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin of West Texas. Endeavor’s core properties are located in the Midland Basin and hold approximately 344,964 net acres as of December 31, 2023. In connection with the Endeavor merger, we estimate achieving approximately $550 million in annual synergies, representing over approximately $3 billion on an NPV10 basis over the next decade.
A copy of the Endeavor merger agreement is filed as an exhibit to our Current Report on Form 8-K filed on February 12, 2024, and a copy of the letter agreement, amending the Endeavor merger agreement, is filed as an exhibit to our Current Report on Form 8-K filed on March 18, 2024, both of which filings are incorporated by reference into this prospectus supplement. The foregoing description of the Endeavor merger, the Endeavor merger agreement and the letter agreement, amending the Endeavor merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Endeavor merger agreement and letter agreement, amending the Endeavor merger agreement. For more information regarding the Endeavor merger, see the Current Reports referenced above and any subsequently filed documents which are incorporated by reference into this prospectus supplement, including our Current Report on Form 8-K filed on April 8, 2024 containing the historical audited financial statements and unaudited supplemental information on oil and natural gas producing activities of Endeavor and Endeavor management’s discussion and analysis of financial condition and results of operation of Endeavor.
In connection with the Endeavor merger agreement, we obtained a commitment letter (as amended, modified or supplemented on or prior to the date of this prospectus supplement, the “Commitment Letter”) from Citigroup Global Markets Inc. (with its applicable affiliates, the “Commitment Party”), pursuant to which the Commitment Party initially agreed to provide, subject to the satisfaction of customary closing conditions, up to $8.0 billion of senior unsecured bridge term loans (the “bridge facility”) for the purpose of financing all or a portion of the cash consideration payable by us pursuant to the Endeavor merger agreement, repaying certain debt of Endeavor and/or otherwise paying related fees, costs and expenses. The commitments under the bridge facility were reduced to $6.5 billion upon entry into the term loan agreement (as defined below) and will be reduced on a dollar-for-dollar basis by the net proceeds of this offering. Although we do not currently expect to make any borrowings under the bridge facility, there can be no assurance that such borrowings will not be made.
This offering is not conditioned upon, and will be consummated before, the closing of the Endeavor merger. If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement or (y) we notify the Trustee (as defined herein) that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). The 2054 notes are not subject to the special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.”
Term Loan Agreement
On February 29, 2024 we entered into a term loan credit agreement, as guarantor, with Diamondback E&P LLC, as borrower, the lenders named therein, and Citibank, N.A., as administrative agent (the “term loan agreement”). The term loan agreement provides Diamondback E&P LLC with the ability to borrow up to $1.5 billion on a senior unsecured basis (the “term loan facility”) to pay a portion of the cash consideration for the Endeavor merger, repay certain debt of Endeavor if the Endeavor merger closes and/or pay related fees, costs and expenses. The availability of the borrowings under the term loan facility is subject to the satisfaction (or waiver) of certain conditions, including the consummation of the Endeavor merger. A copy of the term loan agreement is filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2024, which is incorporated by reference into this prospectus supplement.

Revolving Credit Agreement Amendment
On March 6, 2024, we, as guarantor, Diamondback E&P LLC, as borrower, certain lenders under our existing revolving credit facility and Wells Fargo Bank, National Association, as administrative agent, entered into a fourteenth amendment (the “revolving facility amendment”) to the credit agreement governing our existing revolving credit facility (as so amended, the “revolving credit agreement”). Pursuant to the revolving facility amendment, the revolving commitments available under the revolving credit agreement were increased from $1.6 billion to $2.5 billion (such increased amount, the “increased revolving commitments”; and such facility, as increased, the “revolving credit facility”), the swingline commitments were decreased from $100 million to $50 million and certain other amendments to the representations and warranties, covenants and terms of the events of default therein were made. The availability of the increased commitments is subject to the satisfaction (or waiver) of certain conditions, including the satisfaction (or waiver) of the conditions to the funding of the term loan facility. A copy of the revolving facility amendment is filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2024, which is incorporated by reference into this prospectus supplement.
In this prospectus supplement, we collectively refer to the term loan agreement and the revolving facility amendment as the “Recent Debt Transactions.”

SUMMARY HISTORICAL FINANCIAL DATA OF DIAMONDBACK
The following summary historical financial data of Diamondback is derived from Diamondback’s historical consolidated financial statements. You should read the summary historical financial data of Diamondback in conjunction with our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus supplement.
	December 31, 2023	December 31, 2022
	(in millions)
Consolidated Balance Sheets
Total current assets	$1,621	$1,392
Total current liabilities	$2,108	$1,716
Long-term debt	$6,641	$6,238
Deferred income taxes	$2,449	$2,069
Other long-term liabilities	$12	$12
Total Diamondback Energy, Inc. stockholders’ equity	$16,625	$15,009
Total liabilities and stockholders’ equity	$29,001	$26,209
	December 31, 2023	December 31, 2022	December 31, 2021
	(in millions)
Consolidated Statements of Operations and Comprehensive Income
Total revenues	$8,412	$9,643	$6,797
Income (loss) from operations	$4,570	$6,508	$4,001
Net income	$3,336	$4,562	$2,276
Consolidated Statements of Cash Flows
Net cash provided by operating activities	$5,920	$6,325	$3,944
Net cash used in investing activities	$(3,323)	$(3,330)	$(1,539)
Net cash used in financing activities	$(2,176)	$(3,503)	$(1,841)

SUMMARY HISTORICAL FINANCIAL DATA OF ENDEAVOR
The following summary historical financial data of Endeavor is derived from Endeavor’s historical audited financial statements. You should read the summary historical financial data of Endeavor in conjunction with the historical audited financial statements and related notes thereto of Endeavor and Endeavor Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor, which are contained in our Current Report on Form 8-K filed on April 8, 2024 and incorporated by reference into this prospectus supplement.
	December 31, 2023	December 31, 2022
	(in millions)
Consolidated Balance Sheets
Total current assets	$1,633	$2,243
Total current liabilities	$1,440	$1,190
Long-term debt	$913	$985
Deferred taxes	$57	$40
Other long-term liabilities	$19	$—
Total members’ equity	$8,507	$7,031
Total liabilities and members’ equity	$11,200	$9,459
	December 31, 2023	December 31, 2022	December 31, 2021
	(in millions)
Consolidated Statements of Operations and Comprehensive Income
Total operating revenues	$6,187	$7,009	$4,064
Income from operations	$3,953	$5,272	$2,424
Net income	$3,984	$4,755	$1,642
Consolidated Statements of Cash Flows
Net cash provided by operating activities	$4,989	$5,252	$2,290
Net cash used in investing activities	$(3,291)	$(2,598)	$(1,435)
Net cash used in financing activities	$(2,593)	$(1,847)	$(521)

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial information (the “summary unaudited pro forma combined financial information”) gives effect to the Endeavor merger, which will be accounted for using the acquisition method of accounting with us identified as the acquiror. Under the acquisition method of accounting, we will record assets acquired and liabilities assumed from Endeavor at their respective acquisition date fair values on the closing date of the Endeavor merger. The summary unaudited pro forma combined financial information have been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus supplement, the historical audited financial statements and related notes thereto of Endeavor which are contained in our Current Report on Form 8-K filed on April 8, 2024, and incorporated by reference into this prospectus supplement, and the more detailed unaudited pro forma combined financial statements, including the notes thereto, appearing elsewhere in this prospectus supplement. See “Unaudited Pro Forma Combined Financial Statements.”
The summary unaudited pro forma combined financial information do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Endeavor merger had occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Pro Forma Combined Year-Ended December 31, 2023
(in millions)
Unaudited Pro Forma Combined Statement of Operations
Total revenues	$14,599
Income (loss) from operations	$7,529
Net income (loss)	$5,562

Unaudited Pro Forma Combined Balance Sheet
Total current assets	$1,945
Total current liabilities	$4,583
Long-term debt	$13,150
Deferred income taxes	$10,966
Other long-term liabilities	$49
Total equity	$40,656
Total liabilities and stockholders’ equity	$70,011

The Offering
The following summary contains basic information about the notes, but may not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
Diamondback Energy, Inc.
Securities Offered
$850,000,000 aggregate principal amount of 5.200% Senior Notes due 2027.
$850,000,000 aggregate principal amount of 5.150% Senior Notes due 2030.
$1,300,000,000 aggregate principal amount of 5.400% Senior Notes due 2034.
$1,500,000,000 aggregate principal amount of 5.750% Senior Notes due 2054.
$1,000,000,000 aggregate principal amount of 5.900% Senior Notes due 2064.
Maturity Date
2027 notes: April 18, 2027.
2030 notes: January 30, 2030.
2034 notes: April 18, 2034.
2054 notes: April 18, 2054.
2064 notes: April 18, 2064.
Interest Rate
2027 notes: 5.200% per annum.
2030 notes: 5.150% per annum.
2034 notes: 5.400% per annum.
2054 notes: 5.750% per annum.
2064 notes: 5.900% per annum.
Interest Payment Dates
For the 2030 notes, payable semi-annually on January 30 and July 30, commencing July 30, 2024, and interest will accrue from April 18, 2024. For each other series of notes, payable semi-annually on April 18 and October 18, commencing October 18, 2024, and interest will accrue from April 18, 2024.
Optional Redemption
At our option, we may redeem all or a part of the notes of any series at any time at the redemption prices set forth in this prospectus supplement. See “Description of Notes—Optional Redemption.”
Special Mandatory Redemption
If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement or (y) we notify the Trustee that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. The 2054 notes are not subject to the special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.”
Subsidiary Guarantor
Each series of notes will be guaranteed by Diamondback E&P LLC (such entity during the period (and only during such period) that the subsidiary guarantee is in effect as to such series of notes, with respect to such series, the “Subsidiary Guarantor” and the Subsidiary Guarantor’s guarantee of each series of notes, a “subsidiary guarantee”), and such subsidiary guarantees will be “full and unconditional,” as that term is used in Regulation S-X, Rule 3-10(b)(3). In the future, the subsidiary guarantees may be released or terminated under certain circumstances. See “Description of Notes—Subsidiary Guarantees.”
Ranking
The notes and the subsidiary guarantees will be our and the Subsidiary Guarantor’s respective senior unsecured obligations and will:
•
rank equally in right of payment with all of our and the Subsidiary Guarantor’s respective existing and future senior indebtedness, including our outstanding senior notes and the Subsidiary Guarantor’s guarantees thereof and all of the Subsidiary Guarantor’s obligations under its revolving credit facility and term loan facility and our guarantees thereof;

•
rank senior in right of payment to any of our and the Subsidiary Guarantor’s future indebtedness that is expressly subordinated in right of payment to the notes and the subsidiary guarantees, respectively;

•	be effectively subordinated to any of our and the Subsidiary Guarantor’s existing and future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness; and
•	be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries that is not a guarantor of the notes.
As of December 31, 2023, after giving effect to this offering and the borrowings under the term loan facility, in each case as described in this prospectus supplement, our non-guarantor subsidiaries collectively would have had $1.3 billion of indebtedness and other liabilities outstanding, and the Company and the Subsidiary Guarantor would have had no secured indebtedness outstanding.
Covenants
We will issue the notes under the Indenture (as defined below), with Computershare Trust Company, National Association, as trustee. The Indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to incur liens securing indebtedness and our ability to consolidate, merge or sell, convey, transfer or lease all or substantially all of our assets. See “Description of Notes” and “Description of Debt Securities” in the accompanying prospectus.
Absence of Public Market
The notes will be a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $5.4 billion, after deducting the underwriters’ discounts and estimated offering expenses. We intend to use these net proceeds, together with cash on hand, and/or borrowings under the Subsidiary Guarantor’s revolving credit facility and/or term loan facility, for general corporate purposes, including, without limitation, paying a portion of the cash consideration for the Endeavor merger, repaying certain debt of Endeavor if the Endeavor merger closes and/or paying related fees, costs and expenses. This offering is not contingent upon the closing of the Endeavor merger. See “Recent Developments—Endeavor merger,” “Use of Proceeds” and “Capitalization.”
Governing Law
State of New York.
Trustee
Computershare Trust Company, National Association.
Form, Delivery and Denomination
The notes will be represented by one or more global notes registered in the name of DTC or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Issuance of Additional Notes
We may issue an unlimited principal amount of additional notes of any series having identical terms and conditions as the notes of such series, other than issue date, issue price, the first interest payment date and the date from which interest shall accrue, and any such additional notes will be part of the same series as such series of notes that we are currently offering and will vote on all matters with the holders of such notes.
Risk Factors
In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained or incorporated in this prospectus, the specific factors set forth under “Risk Factors” of this prospectus supplement for risks involved with an investment in the notes.
Settlement
It is expected that delivery of the notes will be made against payment therefor on or about April 18, 2024, which will be the seventh business day following the date of pricing of the notes (such settlement cycle being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. See “Underwriting.”

RISK FACTORS
An investment in the notes involves a high degree of risk. You should carefully consider the following risks, as well as the risks described in our most recent Annual Report on Form 10-K and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus, and all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus supplement and the accompanying prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.
Risks Relating to the Notes
We may not be able to generate enough cash flow to meet our debt obligations.
We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors and the commodity pricing environment will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to service our debt, including our obligations under the notes. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:
•	refinancing or restructuring our debt;
•	selling assets;
•	reducing or delaying capital investments; or
•	raising additional capital.
However, we cannot assure you that we will be able to obtain alternative financing or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.
We and our subsidiaries may incur substantially more debt.
As of December 31, 2023, after giving effect to this offering and the borrowings under the term loan facility, in each case as described in this prospectus supplement, we and the Subsidiary Guarantor would have had approximately $12.5 billion in total debt outstanding, and we and the Subsidiary Guarantor would have had no secured debt outstanding. As of December 31, 2023, the Subsidiary Guarantor had no outstanding borrowings and, after giving effect to the Recent Debt Transactions, approximately (i) $2.5 billion available for future borrowings under its revolving credit facility, which we guarantee and (ii) $1.5 billion available to borrow under the term loan facility, which we also guarantee. We and our subsidiaries may be able to incur significant additional indebtedness in the future and the indenture governing the notes will not limit the amount of unsecured indebtedness that we or our subsidiaries may incur. Although the revolving credit agreement contains restrictions on the incurrence of additional indebtedness by certain of our subsidiaries, it does not restrict the Company or the Subsidiary Guarantor from incurring additional debt, the restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. In addition, if we or the Subsidiary Guarantor incur any additional indebtedness that ranks equally with the notes (or with the subsidiary guarantees), the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company or the Subsidiary Guarantor. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness or funded debt, as defined in the applicable agreements. Further, if new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be structurally subordinated to indebtedness of our subsidiaries that do not guarantee the notes.
Our subsidiaries are separate and distinct legal entities. Our subsidiaries (other than the Subsidiary Guarantor) have no obligation to pay amounts due on the notes. Holders of the notes will not have any claim as a creditor against any of our subsidiaries (other than the Subsidiary Guarantor), and indebtedness and other liabilities, including trade payables, of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. Under certain circumstances, the Subsidiary Guarantor may be released as a guarantor under the Indenture, and upon such release, the Subsidiary Guarantor will have no obligation to pay the amounts due under the notes and the notes will be structurally subordinated to the indebtedness and other liabilities of the Subsidiary Guarantor, including any indebtedness incurred under the term loan facility and the revolving credit facility.
Viper’s operating subsidiary, Viper Energy Partners LLC (“Viper OpCo”), is the borrower under a secured revolving credit facility. The obligations under Viper OpCo’s revolving credit facility are guaranteed by Viper and are secured by substantially all the assets of Viper and Viper OpCo. Accordingly, claims of lenders under Viper OpCo’s revolving credit facility will be structurally senior to claims of holders of the notes against Viper and Viper OpCo. In addition, the outstanding 5.375% Senior Notes due 2027 in the aggregate principal amount of $430.4 million and 7.375% Senior Notes due 2031 in the aggregate principal amount of $400 million (together, the “Viper notes”), which are guaranteed by Viper OpCo, are structurally senior to claims of holders of the notes offered in this offering. As of December 31, 2023, Viper had approximately $1.09 billion of total indebtedness (consisting of approximately $830.4 million aggregate principal amount of the Viper notes and $263.0 million in outstanding borrowings under Viper OpCo’s revolving credit facility), and Viper OpCo had $587.0 million of available borrowing capacity under its revolving credit facility.
QEP Resources, Inc. (“QEP”) became our wholly owned subsidiary as a result of our merger with QEP in March 2021 and, as of December 31, 2023, remained the issuer of 5.625% Senior Notes due 2026 (the “QEP notes”). As of December 31, 2023, there was approximately $14 million in aggregate principal amount of the QEP notes outstanding. The outstanding QEP notes are structurally senior to claims of holders of the notes offered in this offering.
A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, distributions, loans or advances and through repayment of loans or advances from us. The Subsidiary Guarantor will guarantee our obligations under the notes. However, our other subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions.
The notes will be unsecured and effectively subordinated to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors.
The notes will be senior unsecured obligations of the Company and the Subsidiary Guarantor. The notes will be effectively subordinated to all of our and the Subsidiary Guarantor’s secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantor or upon a default in payment with respect to, or the acceleration of, any senior secured indebtedness, the assets of the Company or the Subsidiary Guarantor that secure such senior secured indebtedness will be available to pay obligations on the notes only after all obligations under such senior secured indebtedness have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As of December 31, 2023, the Company and the Subsidiary Guarantor had no secured indebtedness outstanding.
Changes in our credit ratings or the debt markets may adversely affect the market price of the notes.
The market price for the notes will depend on a number of factors, including:
•	our credit ratings with major credit rating agencies;
•	the prevailing interest rates being paid by other companies similar to us;
•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and
•	the overall condition of the financial markets and global and domestic economies.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.
The guarantee provided by the Subsidiary Guarantor may not be enforceable and, under specific circumstances, federal and state courts may void the guarantee and require holders to return payments received from the Subsidiary Guarantor.
Although each series of notes will be guaranteed by the Subsidiary Guarantor, a court could void or subordinate such guarantee of the Subsidiary Guarantor under federal or state fraudulent conveyance laws if existing or future creditors of the Subsidiary Guarantor were successful in establishing that such guarantee was incurred with fraudulent intent or the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing such guarantee and either:
•	the Subsidiary Guarantor was insolvent or rendered insolvent by reason of such incurrence or subsequently became insolvent for other reasons;
•	the Subsidiary Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;
•	the Subsidiary Guarantor intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or
•
the Subsidiary Guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by the Subsidiary Guarantor pursuant to such guarantee could be subordinated or voided and required to be returned to the Subsidiary Guarantor or to a fund for the benefit of the Subsidiary Guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:
•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation;
•
the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.
We have no assurance as to what standard a court would use to determine whether or not the Subsidiary Guarantor would be solvent at the relevant time, or regardless of the standard used, that its guarantee would not be voided or subordinated to the Subsidiary Guarantor’s other debt. If such a case were to occur, the guarantee could be subject to the claim that, since the guarantee was incurred for the benefit of the Company and only indirectly for the benefit of the Subsidiary Guarantor, the obligations of the Subsidiary Guarantor were incurred for less than fair consideration.
If a guarantee of the Subsidiary Guarantor is voided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes of such series will not have a claim against the Subsidiary Guarantor and will only be a creditor of the Company. The notes of such series then would in effect be structurally subordinated to all liabilities of the Subsidiary Guarantor. Energen Corporation (“Energen”) became our wholly owned subsidiary as a result of our merger with Energen Resources, Inc. in November 2018 and, at the time, remained the issuer of its 7.125% Medium-term Notes, Series B, due 2028 (the “Energen notes”). In connection with the internal restructuring of our subsidiaries completed as of June 30, 2021, the Subsidiary Guarantor became the successor issuer under the indenture governing the Energen notes. As of December 31, 2023, there was $73.0 million of the Energen notes outstanding.
If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.
The notes will be a new issue of securities for which there currently is no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time in their sole discretion and without notice. No assurance can be given:
•	that a trading market for the notes will develop or continue;
•	as to the liquidity of any market that does develop; or
•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.
If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement or (y) we notify the Trustee that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the mandatorily redeemable notes and may not have or be able to obtain all the funds necessary to redeem the mandatorily redeemable notes. In addition, if we are required to redeem the mandatorily redeemable notes, you may not obtain your expected return on the mandatorily redeemable notes.
We may not be able to consummate the Endeavor merger within the timeframe specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Endeavor merger is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Endeavor merger. If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement or (y) we notify the Trustee that we will not pursue the consummation of the Endeavor merger, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date, and may not have or be able to obtain all the funds necessary to redeem the mandatorily redeemable notes.
This could be the case, for example, if we or any of our subsidiaries, including the Subsidiary Guarantor, commence a bankruptcy or reorganization case, or such a case is commenced against us, before we redeem the mandatorily redeemable notes. In addition, even if we are able to redeem the mandatorily redeemable notes pursuant to the special mandatory redemption provisions you may not obtain your expected return on the mandatorily redeemable notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the mandatorily redeemable notes is made at the time of the offering of the mandatorily redeemable notes. You will have no rights under the special mandatory redemption provisions as long as the Endeavor merger is consummated on or prior to the dates described above, nor will you have any right to require us to repurchase your mandatorily redeemable notes if, between the closing of this offering and the closing of the Endeavor merger, we experience any changes in our business or financial condition, or if the terms of the Endeavor merger or the financing thereof change.
Risks Relating to the Endeavor Merger
Our ability to complete the Endeavor merger is subject to various closing conditions, including approval of the stock issuance in connection with the Endeavor merger by our stockholders and regulatory clearance, which may impose conditions that could adversely affect us or cause the Endeavor merger not to be completed.

The Endeavor merger is subject to a number of conditions to closing as specified in the Endeavor merger agreement. These closing conditions include, among others, (i) the receipt of approval for the issuance of our common stock in connection with the Endeavor merger by our stockholders, (ii) such newly issued common stock having been authorized for listing on Nasdaq, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Endeavor merger, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Endeavor merger agreement in all material respects, and (C) the absence of a “Material Adverse Effect” (as defined in the Endeavor merger agreement) with respect to the other party since the date of the Endeavor merger agreement that is continuing, and (vi) in the case of Endeavor, the receipt of an opinion of tax counsel that the Endeavor merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
No assurance can be given that we will receive the requisite stockholder approval or regulatory clearance or that the other required conditions to the closing of the Endeavor merger will be satisfied. Even if regulatory clearance is obtained, no assurance can be given as to the terms, conditions and timing of such clearance, including whether any required conditions will materially adversely affect the combined company following the closing of the Endeavor merger. Any delay in completing the Endeavor merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that we expect to achieve if the Endeavor merger is successfully completed within its expected time frame. We can provide no assurance that these conditions will not result in the abandonment or delay of the Endeavor merger. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our common stock.
The termination of the Endeavor merger agreement could negatively impact our business or result in us having to pay a termination fee.
If the Endeavor merger is not completed by the Outside Date (as defined in the Endeavor merger agreement), either party may choose not to proceed with the Endeavor merger by terminating the Endeavor merger agreement, and the parties can mutually decide to terminate the Endeavor merger agreement at any time, before or after our requisite stockholder approval is received. In addition, either party may elect to terminate the merger agreement in certain other circumstances described in the Endeavor merger agreement.
If the Endeavor merger is not completed for any reason, including as a result of a failure to obtain our requisite stockholder approval, our ongoing business may be adversely affected and, without realizing any of the expected benefits of having completed the Endeavor merger, we would be subject to a number of risks, including the following:
•	We may experience negative reactions from the financial markets, including negative impacts on our common stock price;
•	We may experience negative reactions from its commercial and vendor partners and employees; and
•
We will be required to pay its costs relating to the Endeavor merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Endeavor merger is completed.

We are also required to pay Endeavor a termination fee of $1,400,000,000 if the Endeavor merger agreement is terminated under certain circumstances specified therein. Additionally, if the Endeavor merger agreement is terminated because we fail to receive our requisite stockholder approval, and the aforementioned termination fee is not payable in connection with such termination, we are required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000. The payment of this expense reimbursement will reduce any termination fee that may become subsequently payable by us.
The announcement and pendency of the Endeavor merger may adversely affect our business, financial results and operations.
Whether or not the Endeavor merger is completed, the announcement and pendency of the Endeavor merger could cause disruptions to our business, including:

•
our and Endeavor’s current and prospective employees will experience uncertainty about their future roles with the combined company, which might adversely affect the two companies’ abilities to retain key managers and other employees;

•
uncertainty regarding the completion of the Endeavor merger may cause our and Endeavor’s commercial and vendor partners or others that deal with us or Endeavor to delay or defer certain business decisions or to decide to seek to terminate, change or renegotiate their relationships with us or Endeavor, which could negatively affect our or Endeavor’s respective revenues, earnings and cash flows;

•
the Endeavor merger agreement restricts us from taking specified actions during the pendency of the Endeavor merger without Endeavor’s consent, which may prevent us from making appropriate changes to its business or organizational structure or prevent us from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Endeavor merger; and

•
the attention of our and Endeavor’s management may be directed toward the completion of the Endeavor merger as well as integration planning, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to our or Endeavor’s respective businesses or the combined company following the Endeavor merger.

We have and will continue to divert significant management resources in an effort to complete the Endeavor merger and is subject to restrictions contained in the Endeavor merger agreement on the conduct of its business. If the Endeavor merger is not completed, we will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit.
Because the cash consideration we will pay in the Endeavor merger is subject to adjustments, we do not have full certainty as to its final value, which may be materially higher than what we had anticipated upon entry into the Endeavor merger agreement.
Pursuant to the Endeavor merger agreement, the cash consideration to be paid in connection with the Endeavor merger is subject to certain adjustments, as more fully described therein. Because certain of the individual items forming the adjustments to be made to such cash consideration are not knowable with full certainty by us prior to the Endeavor merger, the final amount paid by us may be materially higher than the base cash consideration of $8.0 billion.
Unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Endeavor merger. Future results of us and Endeavor may differ, possibly materially, from the unaudited pro forma combined financial information included in or incorporated by reference into this prospectus supplement.
The unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of us or Endeavor prior to the Endeavor merger or that of the combined company following the Endeavor merger for several reasons. Specifically, the unaudited pro forma combined financial statements do not reflect the effect of any integration costs or any changes in our capital structure following the completion of the Endeavor merger. In addition, the Endeavor merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Endeavor merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by us. The actual financial positions and results of operations of us and Endeavor prior to the Endeavor merger and that of the combined company following the Endeavor merger may be different, possibly materially, from the unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements included in or incorporated by reference into this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of our common stock may cause a significant change in the purchase price used by us for accounting purposes.

We may be subject to litigation challenging the Endeavor merger, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the Endeavor merger and/or result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against publicly listed companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on us.
Lawsuits related to the Endeavor merger may be filed against us and our affiliates, directors and officers. If dismissals are not obtained or a settlement is not reached, these lawsuits could prevent or delay completion of the Endeavor merger and/or result in substantial costs to us. These lawsuits could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Endeavor merger agreement already implemented and to otherwise enjoin the parties from consummating the Endeavor merger. One of the conditions to the Endeavor merger is that there is no injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Endeavor merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Endeavor merger, then that injunction may delay or prevent the Endeavor merger from being completed, which may adversely affect our business, financial position and results of operation. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Endeavor merger is completed may adversely affect our ongoing business, financial condition, results of operations and cash flows.
Risks Relating to the Combined Company
Combining our business with Endeavor’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Endeavor merger, which may adversely affect the combined company’s business results and negatively affect the value of our common stock.
The success of the Endeavor merger will depend on, among other things, the ability of the two companies to combine their businesses (us and Endeavor as combined following the Endeavor merger, the “combined company”) in a manner that facilitates growth opportunities and realizes expected cost savings. The combined company may encounter difficulties in integrating our and Endeavor’s businesses and realizing the anticipated benefits of the Endeavor merger. The combined company must achieve the anticipated improvement in free cash flow generation and returns and achieve the planned cost savings without adversely affecting current revenues and operations. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Endeavor merger may not be realized fully, or at all, or may take longer to realize than expected.
The Endeavor merger involves the combination of two companies which currently operate, and until the completion of the Endeavor merger will continue to operate, as independent companies. There can be no assurances that the businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees from both companies; the loss of commercial and vendor partners; the disruption of our, Endeavor’s or both companies’ ongoing businesses; inconsistencies in standards, controls, procedures and policies; unexpected integration issues; higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The combined company will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Endeavor merger, management attention and resources will be required to plan for such integration. An inability to realize the full extent of the anticipated benefits of the Endeavor merger and the other transactions contemplated by the Endeavor merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. There are a large number of processes, policies, procedures, operations and technologies and systems that must be integrated in connection with the Endeavor merger and the integration of Endeavor’s business. Although we expect that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the business, may offset incremental transaction and Endeavor merger-related costs over time, any net benefit may not be achieved in the near term or at all. If we and Endeavor are not able to adequately address integration challenges, we may be unable to successfully integrate operations or realize the anticipated benefits of the integration of the two companies.
Our results may suffer if it does not effectively manage our expanded operations following the Endeavor merger.
Following completion of the Endeavor merger, our success will depend, in part, on our ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Endeavor into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
The Endeavor merger will be accounted for as an acquisition by us in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Endeavor and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Diamondback. Our reported financial condition and results of operations for periods after completion of the Endeavor merger will reflect Endeavor balances and results after completion of the Endeavor merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Endeavor and its subsidiaries for periods prior to the Endeavor merger.
Under the acquisition method of accounting, the total purchase price will be allocated to Endeavor’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Endeavor merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the Endeavor merger may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
We and Endeavor will incur significant transaction-related costs in connection with the Endeavor merger, which may be in excess of those anticipated by either us or Endeavor.
We and Endeavor have each incurred, and expect to continue to incur, a number of non-recurring costs associated with negotiating and completing the Endeavor merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Endeavor merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.
We and Endeavor will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We and Endeavor will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Endeavor merger and the integration of the two companies’ businesses. Although we and Endeavor each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the combined company to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on our financial condition and operating results following the completion of the Endeavor merger. Many of these costs will be borne by us even if the Endeavor merger is not completed.
Risks Relating to Endeavor
Because we and Endeavor operate similar businesses in similar industries, many of the risks relating to us and our business disclosed in our filings with the SEC are applicable to Endeavor and its business as well. Accordingly, this section should be read in conjunction with the risks relating to us and our business disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other filings with the SEC.

Endeavor has engaged in commercial transactions with a number of companies that are wholly or partially owned and controlled by Mr. Stephens. The terms of such existing arrangements with these entities may not be on terms and conditions as favorable to Endeavor as in comparable transactions negotiated at arm’s-length with third parties.
Endeavor has engaged in, and expects to continue to engage in, related party transactions involving Mr. Stephens, Endeavor’s Chairman and the sole member of Endeavor Manager, LLC and other companies that he controls. For example, in 2023 Endeavor paid approximately $325 million to companies controlled by Mr. Stephens for various goods and services provided to Endeavor, including well completion services, provided by Advanced Stimulation Technologies, Inc. and natural gas gathering and oilfield services provided by ACME Energy Services, Inc.; and Endeavor received approximately $729 million in revenue from Oasis Transportation and Marketing Corporation, a company that is majority owned by Mr. Stephens, in connection with the transportation and sale of Endeavor’s crude oil. Because Mr. Stephens controls these affiliated companies, Endeavor’s existing arrangements with these companies may not be on terms and conditions as favorable to Endeavor as in comparable transactions negotiated at arm’s-length with third parties.
Endeavor’s hedging transactions could expose Endeavor to counterparty credit risk.
Endeavor’s hedging transactions expose Endeavor to risk of financial loss if a counterparty fails to perform under a derivative contract. The majority of Endeavor’s counterparties are lenders under its revolving credit facility and have investment grade ratings. However, the risk of counterparty non-performance is of particular concern given the disruptions that have occurred in the financial markets and the significant decline in oil, natural gas and NGL prices and the increase in electricity costs, each of which could lead to sudden changes in a counterparty’s liquidity, and impair their ability to perform under the terms of the derivative contract. Endeavor is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if Endeavor does accurately predict sudden changes, its ability to negate the risk may be limited depending upon market conditions. Furthermore, the bankruptcy of one or more of its hedge providers or some other similar proceeding or liquidity constraint, might make it unlikely that Endeavor would be able to collect all or a significant portion of amounts owed to Endeavor by the distressed entity or entities. During periods of falling commodity prices, Endeavor’s hedge receivable positions increase, which increases its exposure. If the creditworthiness of its counterparties deteriorates and results in their non-performance, Endeavor could incur a significant loss.
Endeavor may encounter obstacles to marketing its oil, natural gas and NGL, which could adversely impact Endeavor’s revenues.
The marketability of Endeavor’s production depends in part upon the availability and capacity of oil and natural gas gathering and gas processing systems, pipelines and other transportation facilities owned by third parties. Transportation space on the gathering systems and pipelines Endeavor utilizes is occasionally limited or unavailable due to repairs or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Lack of available capacity has historically resulted in larger regional price differentials. Additionally, new fields may require the construction of gathering systems and other transportation facilities. These facilities may require Endeavor to spend significant capital that would otherwise be spent on drilling. The availability of markets is beyond Endeavor’s control. If market factors dramatically change, the impact on Endeavor’s revenues could be substantial and could adversely affect Endeavor’s ability to produce and market oil, natural gas and NGL. Endeavor’s access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand.
Endeavor periodically evaluates its unproved oil and natural gas properties to determine recoverability of its costs and could be required to recognize noncash charges in the earnings of future periods.
As of December 31, 2023, Endeavor carried unproved oil and natural gas property costs of $176 million. GAAP requires periodic evaluation of these costs on a project-by-project basis. These evaluations are affected by the results of exploration activities, hydrocarbon price outlooks, planned future sales or expirations of all or a portion of these leases and the contracts and permits relevant to such projects. If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the costs invested in each project, Endeavor will recognize non-cash charges in future periods.

Endeavor has limited control over activities on properties it does not operate, which could reduce Endeavor’s production and revenues.
As of December 31, 2023, Endeavor maintained operational control of approximately 91% of the PV-10 of its proved reserves. Endeavor has limited control over properties which it does not operate or does not otherwise control operations. If Endeavor does not operate or otherwise control the properties in which it owns an interest, Endeavor does not have control over normal operating procedures, expenditures or future development of the underlying properties. The failure of an operator of Endeavor’s wells to adequately perform operations, an operator’s financial difficulties, including the result of price volatility or an operator’s breach of the applicable agreements could reduce Endeavor’s production and revenues. The success and timing of Endeavor’s drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of Endeavor’s control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $5.4 billion, after deducting the underwriters’ discounts and estimated offering expenses.
We intend to use the net proceeds from this offering, together with cash on hand, and/or borrowings under the Subsidiary Guarantor’s revolving credit facility and/or term loan facility, for general corporate purposes, including without limitation, paying a portion of the cash consideration for the Endeavor merger, repaying certain debt of Endeavor if the Endeavor merger closes and/or paying related fees, costs and expenses. This offering is not contingent upon the closing of the Endeavor merger. See “Recent Developments—Endeavor merger” and “Capitalization.”

CAPITALIZATION
The following table sets forth, as of December 31, 2023, our cash and cash equivalents and capitalization (i) on a historical basis and (ii) on an as adjusted basis to give effect to this offering and borrowings under the term loan facility and the application of the net proceeds therefrom to fund the cash consideration for the Endeavor merger as described in “Use of Proceeds.”
You should read this table along with “Use of Proceeds” in this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes and the other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference into this prospectus supplement.
	Actual	As Adjusted(2)
	(dollars in millions)
Cash and cash equivalents(1)	$582	$565
Long-term debt (including current maturities of long-term debt):
3.250% Senior Notes due 2026	750	750
5.625% Senior Notes due 2026	14	14
7.125% Medium-term Notes, Series B, due 2028	73	73
3.500% Senior Notes due 2029	921	921
3.125% Senior Notes due 2031	789	789
6.250% Senior Notes due 2033	1,100	1,100
4.400% Senior Notes due 2051	650	650
4.250% Senior Notes due 2052	750	750
6.250% Senior Notes due 2053	650	650
Notes offered hereby(3)
5.200% Senior Notes due 2027	—	850
5.150% Senior Notes due 2030	—	850
5.400% Senior Notes due 2034	—	1,300
5.750% Senior Notes due 2054	—	1,500
5.900% Senior Notes due 2064	—	1,000
Viper’s 5.375% Senior Notes due 2027	430	430
Viper’s 7.375% Senior Notes due 2031	400	400
Unamortized debt issuance costs	(46)	(101)
Unamortized discount costs	(23)	(23)
Unamortized premium costs	4	4
Term Loan Facility (Long-Term)(4)	—	500
Unamortized basis adjustment of dedesignated interest rate swap agreements	(84)	(84)
Subsidiary Guarantor’s revolving credit facility	—	—
Viper revolving credit facility(5)	263	263
Short-term debt:
Term Loan Facility (Short-Term)(4)	—	1,000
Bridge Facility(6)	—	—
Total debt, net	6,641	13,586
Stockholders’ equity:
Common stock, $0.01 par value, 400,000,000 shares authorized, 178,723,871 shares issued and outstanding (actual)(7)	2	2
Additional paid-in capital	14,142	14,142
Retained earnings (accumulated deficit)	2,489	2,489
Accumulated other comprehensive income (loss)	(8)	(8)
Total Diamondback Energy, Inc. stockholders’ equity	16,625	16,625
Non-controlling interest	805	805
Total equity	17,430	17,430
Total capitalization	$24,071	$31,016
(1)	As of April 1, 2024, we had a cash and cash equivalents balance of approximately $855.0 million.

(2)
In addition to the net proceeds from this offering and borrowings under the term loan facility, we expect to fund the cash consideration for the Endeavor merger with cash on hand and/or borrowings under the Subsidiary Guarantor’s revolving credit facility, which are not reflected in the table above.

(3)	Assumes each series of notes offered hereby is issued at par.
(4)	Reflects the principal amount of debt we expect to incur under the term loan facility in connection with the Endeavor merger. See “Recent Developments—Term Loan Agreement.”
(5)
As of December 31, 2023, Viper OpCo had approximately $263.0 million of borrowings outstanding under its revolving credit facility and unused borrowing availability under such revolving credit facility of $587.0 million.

(6)
Assumes no borrowings under the bridge facility are used as a source of funds to finance the Endeavor merger, as described above. The amount available under the bridge facility will be subject to reduction in accordance with its terms, which includes reduction by the amount of notes offered hereby.

(7)
In connection with the closing of the Endeavor merger, we expect that we will increase our total authorized shares of common stock to 810,000,000 and issue 117,267,069 shares of our common stock to Endeavor’s equity holders, which are not reflected in the table above.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On February 11, 2024, we entered into the Endeavor merger agreement, pursuant to which, and subject to the terms and conditions set forth therein, we will acquire 100% of the equity interests in Endeavor (the “Endeavor Interests”) through the consummation of the Endeavor merger. If the Endeavor merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) cash consideration of $8.0 billion, subject to adjustments in accordance with the terms of the Endeavor merger agreement, and (ii) 117,267,069 shares of our common stock.
The following unaudited pro forma combined financial information (the “pro forma financial statements”) gives effect to the Endeavor merger, which will be accounted for using the acquisition method of accounting with us identified as the acquiror. Under the acquisition method of accounting, we will record assets acquired and liabilities assumed from Endeavor at their respective acquisition date fair values on the closing date of the Endeavor merger.
The pro forma financial statements have been prepared from the respective historical consolidated financial statements of Diamondback and Endeavor, adjusted to give effect to the Endeavor merger. The unaudited pro forma combined balance sheet (the “pro forma balance sheet”) combines the historical consolidated balance sheets of Diamondback and Endeavor as of December 31, 2023, giving effect to the Endeavor merger as if it had been completed on December 31, 2023. The unaudited pro forma combined statement of operations (the “pro forma statement of operations” and together with the pro forma balance sheet, the “pro forma financial statements”) for the year ended December 31, 2023, combines the historical consolidated statements of operations of Diamondback and Endeavor, giving effect to the Endeavor merger as if it had been completed on January 1, 2023. The pro forma financial statements contain certain reclassification adjustments to conform the historical Endeavor financial statement presentation to our financial statement presentation. For purposes of the pro forma financial statements presented below, it is assumed that we will fund the cash consideration with (i) cash on hand, excluding cash attributable to Viper, (ii) senior notes as contemplated in this offering, which for purposes of the pro forma financial statements are estimated to be $5 billion in aggregate principal amount, issued at par and with a weighted average interest rate of approximately 5.52%, (iii) approximately $1.5 billion of borrowings from the term loan facility, which consists of a one-year $1.0 billion tranche and a two-year $500 million tranche, and (iv) borrowings under the revolving credit facility.
The pro forma financial statements are presented to reflect the Endeavor merger and do not represent what our financial position or results of operations would have been had the Endeavor merger occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the Endeavor merger. The pro forma financial statements are intended to provide information about the continuing impact of the Endeavor merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable. In the opinion of our management, all adjustments necessary to present fairly the pro forma financial statements have been made.
The pro forma financial statements do not include the realization of any cost savings from operating efficiencies or synergies that might result from the Endeavor merger. Additionally, we and Endeavor anticipate that certain non-recurring charges will be incurred in connection with the Endeavor merger, the substantial majority of which consist of fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the Endeavor merger. Accordingly, the pro forma statement of operations for the year ended December 31, 2023 reflects the effects of these non-recurring charges, which are not included in the historical statements of operations of Diamondback or Endeavor for the year ended December 31, 2023.
As of the date of this prospectus supplement, we have used currently available information to determine preliminary fair value estimates for the Endeavor merger consideration and its allocation to the Endeavor tangible assets and identifiable intangible assets acquired and liabilities assumed. Until the Endeavor merger is completed, we and Endeavor are limited in our ability to share certain information. Therefore, we estimated the fair value of Endeavor’s assets and liabilities based on reviews of Endeavor’s historical audited financial statements, preliminary valuation studies, allowed discussions with Endeavor’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements.

The final determination of the fair value of Endeavor’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Endeavor that exist as of the closing date of the Endeavor merger and, therefore, cannot be made prior to the completion of the Endeavor merger. In addition, the actual value of the Endeavor merger consideration will be determined using the closing share price of our common stock on the closing date of the Endeavor merger.
As a result of the foregoing, the transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.
The pro forma financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in our SEC filings which are incorporated by reference into this prospectus supplement and in the historical audited financial statements of Endeavor which are also incorporated by reference into this prospectus supplement.

Diamondback Energy Inc.
Unaudited Pro Forma Combined Balance Sheet
	As of December 31, 2023
	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	Endeavor	Reclass Adjustments Note 3(a)	Pro Forma Adjustments Note 3
	(In millions, except par value and share amounts)
Assets
Current assets:
Cash and cash equivalents	$582	$690	$—	$(1,246)	(c)(d)(g)(h)	$26
Restricted cash	3	—	—	—		3
Accounts receivable:
Joint interest and other, net	192	29	41	—		262
Oil and natural gas sales, net	654	—	681	(19)	(k)	1,316
Accrued oil and natural gas revenues	—	727	(727)	—		—
Related parties	—	32	(32)	—		—
Accounts receivable - other	—	9	(9)	—		—
Income tax receivable	1	—	—	—		1
Inventories	63	83	—	—		146
Derivative instruments	17	46	—	—		63
Prepaid expenses and other current assets	109	17		2	(g)	128
Total current assets	1,621	1,633	(46)	(1,263)		1,945
Property and equipment:
Oil and natural gas properties, full cost method of accounting	42,430	—	15,490	24,546	(b)(c)(d)(e)(f)	82,466
Oil and natural gas property and equipment, full cost method, net	—	8,917	(8,917)	—		—
Other property, equipment and land	673	—	831	(260)	(e)	1,244
Other property and equipment, net	—	571	(571)	—		—
Accumulated depletion, depreciation, amortization and impairment	(16,429)	—	(6,833)	6,833	(e)	(16,429)
Property and equipment, net	26,674	9,488	—	31,119		67,281
Equity method investments	529	—	—	—		529
Derivative instruments	1	9	—	—		10
Deferred income taxes, net	45	—	—	—		45
Investment in real estate, net	84	—	—	—		84
Operating lease right-of-use assets, net	—	37	(37)	—		—
Other assets	47	—	70	—		117
Other noncurrent assets - related parties	—	8	(8)	—		—
Other noncurrent assets	—	25	(25)	—		—
Total assets	$29,001	$11,200	$(46)	$29,856		$70,011
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$261	$459	$(339)	$(19)	(k)	$362
Accounts payable - oil and gas revenue	—	704	(704)	—		—
Accrued capital expenditures	493	—	339	—		832
Other accrued liabilities	475	—	220	100	(i)	795

	As of December 31, 2023
	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	Endeavor	Reclass Adjustments Note 3(a)	Pro Forma Adjustments Note 3
	(In millions, except par value and share amounts)
Accrued expenses	—	231	(231)	—		—
Revenues and royalties payable	764	—	704	—		1,468
Derivative instruments	86	9	—	—		95
Income taxes payable	29	2	—	—		31
Short-term debt	—	—	—	1,000	(g)	1,000
Current operating lease liabilities	—	20	(20)	—		—
Asset retirement obligations	—	15	(15)	—		—
Total current liabilities	2,108	1,440	(46)	1,081		4,583
Long-term debt	6,641	913	—	5,596	(d)(g)	13,150
Derivative instruments	122	1	—	—		123
Asset retirement obligations	239	245	—	—		484
Deferred income taxes	2,449	57	—	8,460	(f)	10,966
Operating lease liabilities	—	18	(18)	—		—
Other long-term liabilities	12	19	18	—		49
Total liabilities	11,571	2,693	(46)	15,137		29,355
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized	2	—	—	1	(c)	3
Member’s equity	—	8,494	—	(8,494)	(b)	—
Additional paid-in capital	14,142	—	—	23,388	(c)	37,530
Retained earnings (accumulated deficit)	2,489	—	—	(163)	(g)(h)(i)	2,326
Accumulated other comprehensive income (loss)	(8)	13	—	(13)	(b)	(8)
Total Diamondback Energy, Inc. stockholders’ equity	16,625	8,507	—	14,719		39,851
Non-controlling interest	805	—	—	—		805
Total equity	17,430	8,507	—	14,719		40,656
Total liabilities and stockholders’ equity	$29,001	$11,200	$(46)	$29,856		$70,011

Diamondback Energy Inc.
Unaudited Pro Forma Combined Statement of Operations
	Year Ended December 31, 2023
	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	Endeavor	Reclass Adjustments Note 3(a)	Pro Forma Adjustments Note 3
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$7,279	$5,452	$—	$—		$12,731
Natural gas sales	262	—	118	—		380
Natural gas liquid sales	687	—	595	—		1,282
Natural gas and NGL sales	—	713	(713)	—		—
Sales of purchased oil	111	—	—	—		111
Service company revenue	—	22	(22)	—		—
Other operating income	73	—	22	—		95
Total revenues	8,412	6,187	—	—		14,599
Costs and expenses:
Lease operating expenses	872	688	(93)	—		1,467
Production and ad valorem taxes	525	—	394	—		919
Production taxes	—	301	(301)	—		—
Gathering, processing and transportation	287	—	—	—		287
Purchased oil expense	111	—	—	—		111
Depreciation, depletion, amortization and accretion	1,746	1,117	—	869	(e)	3,732
General and administrative expenses	150	116	—	—		266
Merger and integration expenses	11	—	—	125	(h)(i)	136
Service company operating expenses	—	21	(21)	—		—
Loss from inventory write down	—	1	(1)	—		—
(Gain) loss on sale of assets, net	—	(10)	10	—		—
Other operating expenses	140	—	12	—		152
Total costs and expenses	3,842	2,234	—	994		7,070
Income (loss) from operations	4,570	3,953	—	(994)		7,529
Other income (expense):
Interest expense, net	(175)	28	(10)	(148)	(j)	(305)
Other income (expense), net	68	(11)	10	—		67
Gain (loss) on derivative instruments, net	(259)	26	—	—		(233)
Gain (loss) on extinguishment of debt	(4)	—	—	—		(4)
Income (loss) from equity investments, net	48	—	—	—		48
Total other income (expense), net	(322)	43	—	(148)		(427)
Income (loss) before income taxes	4,248	3,996	—	(1,142)		7,102
Provision for (benefit from) income taxes	912	—	12	616	(l)	1,540
Current tax expense (benefit)	—	(5)	5	—		—
Deferred tax expense (benefit)	—	17	(17)	—		—
Net income (loss)	3,336	3,984	—	(1,758)		5,562
Net income (loss) attributable to non-controlling interest	193	—	—	—		193
Net income (loss) attributable to Diamondback Energy, Inc.	$3,143	$3,984	$—	$(1,758)		$5,369
Earnings (loss) per common share:
Basic	$17.34					$17.97
Diluted	$17.34					$17.97
Weighted average common shares outstanding:
Basic	179,999			117,267	(m)	297,266
Diluted	179,999			117,267	(m)	297,266

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
1.	BASIS OF PRESENTATION
The unaudited pro forma financial statements have been derived from the historical consolidated financial statements of Diamondback and Endeavor. Certain of Endeavor’s historical amounts have been reclassified to conform to our financial statement presentation, and pro forma adjustments have been made to reflect the Endeavor merger and certain transaction accounting adjustments, as discussed further in Note 3 below. The pro forma balance sheet gives effect to the Endeavor merger as if it had been completed on December 31, 2023. The pro forma statement of operations for the year ended December 31, 2023 gives pro forma effect to the Endeavor merger as if it had occurred on January 1, 2023, the beginning of the earliest period presented. The pro forma financial statements should be read in conjunction with our historical consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement, and Endeavor’s historical audited financial statements and the notes thereto which are also incorporated by reference into this prospectus supplement.
The Endeavor merger and the related transaction accounting adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of our management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Endeavor merger had occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
2.	PRELIMINARY ACQUISITION ACCOUNTING
We and Endeavor currently expect the Endeavor merger to close in the second quarter of 2024, for an estimated Endeavor merger consideration value of approximately $31.4 billion based on the closing share price of the common stock on April 1, 2024. The transaction consideration will consist of approximately 117.27 million shares of our common stock and $8.0 billion of cash, subject to the satisfaction of certain regulatory approvals and other customary closing conditions and adjustments. There can be no assurance the Endeavor merger will close as expected or at all.
We have determined that we are the accounting acquiror to the Endeavor merger which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the Endeavor merger is based upon our management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed at the closing date of the Endeavor merger, using currently available information. Due to the fact that the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.
The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the Endeavor merger. We expect to finalize the purchase price allocation as soon as practicable after completing the Endeavor merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•
Changes in the estimated fair value of the common stock forming the common stock portion of the Endeavor merger consideration, based on the closing share price of our common stock on the closing date of the Endeavor merger;

•
Changes in the estimated fair value of Endeavor’s assets acquired and liabilities assumed as of the closing date of the Endeavor merger, which could result from our additional valuation analysis, changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors; and

•	The factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The following table presents the preliminary value of the Endeavor merger consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the Endeavor merger:
Merger Consideration	(In millions, except per share amount, shares in thousands)
Shares of Diamondback common stock to be issued at closing	117,267
Closing price per common share of Diamondback(1)	$199.45
Common Stock Consideration	$23,389

Total Cash Consideration(2)	$8,000
Total Merger Consideration	$31,389
(1)	Based on the closing share price of our common stock on April 1, 2024.
(2)
Includes approximately $7.8 billion in cash consideration due to the Endeavor Interests and $234 million for the repayment or refinancing on the closing date of the Endeavor merger of Endeavor’s $217 million Net Debt Position at December 31, 2023, and the associated $17 million Make-Whole Amount due using the call price in effect on April 1, 2024 for Endeavor’s indebtedness.

Preliminary Purchase Price Allocation
(In millions)
Assets Acquired
Accounts receivable - joint interest and other, net	$70
Accounts receivable - oil and natural gas sales, net	662
Inventories	83
Derivative instruments	55
Prepaid expenses and other current assets	17
Oil and natural gas properties	40,036
Other property, equipment and land	571
Other assets	70
Total assets to be acquired	$41,564
Liabilities Assumed
Accounts payable - trade	$101
Accrued capital expenditures	339
Other accrued liabilities	220
Revenues and royalties payable	704
Income taxes payable	2
Derivative instruments	10
Asset retirement obligations	245
Deferred income taxes	8,517
Other long-term liabilities	37
Total liabilities to be assumed	10,175
Net assets to be acquired	$31,389
From February 9, 2024, the last trading date prior to the initial public announcement of the Endeavor merger agreement, to April 1, 2024, the preliminary value of the Endeavor merger consideration increased by approximately $5.9 billion as a result of the increase in the share price of the common stock from $149.22 to $199.45. The actual value of the Endeavor merger consideration will be determined using the closing share price of the common stock on the closing date of the Endeavor merger. A 25% increase or decrease in the closing share price of the common stock, as compared to the April 1, 2024 closing share price of $199.45, would increase or decrease the value of the Endeavor merger consideration by approximately $5.8 billion, assuming all other factors are held constant. An increase in the closing share price of the common stock could potentially result in goodwill as of the closing date of the Endeavor merger.
3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS
The pro forma financial statements have been adjusted to reflect reclassifications of Endeavor’s financial statements to conform to our financial statement presentation, adjustments to historical book values of Endeavor to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated value of the Endeavor merger consideration, estimated direct transaction costs, and the estimated tax impacts of pro forma adjustments. These adjustments include the following:
(a)	The following reclassifications were made as a result of the transaction to conform to our presentation:
Pro Forma Balance Sheet as of December 31, 2023:
•	Reclassification of $32 million from Related parties receivables and $9 million from Accounts receivable - other to Accounts receivable: Joint interest and other, net;
•	Reclassification of $727 million from Accrued oil and natural gas revenues and ($46) million from Accrued expenses to Accounts receivable: Oil and natural gas sales, net;
•
Reclassification of $15.5 billion from Oil and natural gas property and equipment, full cost method, net to Oil and natural gas properties, full cost method of accounting; reclassification of ($6.6) billion from Oil and natural gas property and equipment, full cost method, net to Accumulated depletion, depreciation, amortization and impairment;

•
Reclassification of $831 million from Other property and equipment, net to Other property, equipment and land, and reclassification of ($260) million from Other property and equipment, net to Accumulated depletion, depreciation, amortization and impairment;

•	Reclassification of $37 million from Operating lease right-of-use assets, net, $25 million from Other noncurrent assets, and $8 million from Other noncurrent assets - related parties to Other assets;
•	Reclassification of $339 million from Accounts payable - trade to Accrued capital expenditures;
•	Reclassification of $704 million from Accounts payable - oil and gas revenue to Revenues and royalties payable;
•
Reclassification of $185 million from Accrued expenses, $20 million from Current operating lease liabilities and $15 million from Asset retirement obligations (current) to Other accrued liabilities; and

•	Reclassification of $18 million from Operating lease liabilities to Other long-term liabilities.
Pro Forma Statement of Operations for the year ended December 31, 2023:
•	Reclassification of $118 million from Natural gas and NGL sales to Natural gas sales;
•	Reclassification of $595 million from Natural gas and NGL sales to Natural gas liquid sales;
•	Reclassification of $22 million from Service company revenue to Other operating income;
•	Reclassification of $301 million from Production taxes and $93 million from Lease operating expenses to Production and ad valorem taxes;
•
Reclassification of $21 million from Service company operating expenses, ($10) million from (Gain) loss on sale of assets, net and $1 million from Loss from inventory write down to Other operating expenses;

•	Reclassification of $10 million from Interest expense, net to Other income (expense), net; and
•	Reclassification of ($5) million from Current expense (benefit) and $17 million from Deferred expense (benefit) to Provision for (benefit from) income taxes.
(b)	Reflects the elimination of Endeavor’s historical equity balances in accordance with the acquisition method of accounting.

(c)	Reflects the preliminary allocation of the Endeavor merger consideration due to the holders of the Endeavor Interests of $31.2 billion as follows:
•
increases of $1 million and $23.4 billion to Common stock and Additional paid-in capital, respectively, resulting from the issuance of shares of Diamondback to holders of the Endeavor Interests in connection with the completion of the Endeavor merger;

•
an approximately $7.8 billion decrease to Cash and cash equivalents to reflect the cash portion of the Endeavor merger consideration due to the holders of the Endeavor Interests on the closing date of the Endeavor merger (see Note 2 above); and

•
a $31.2 billion increase to Endeavor’s net book basis of oil and natural gas properties to reflect a portion of the purchase price allocation to the fair value of the properties in Oil and natural gas properties, full cost method of accounting.

(d)	Reflects the settlement of Endeavor’s existing Net Debt Position of $217 million and the Make-Whole Amount of $17 million by us on the closing date of the Endeavor merger as follows:
•	a decrease of $924 million in Cash and cash equivalents (including Endeavor’s historical cash of $690 million);
•
a decrease of $913 million in Long-term debt to retire the $907 million principal amount of Endeavor’s 5.750% Senior Notes due 2028 (the “2028 Senior Notes”) and write-off the net unamortized premium and debt issuance costs on the 2028 Senior Notes of $6 million; and

•	an increase of $11 million to Oil and natural gas properties, full cost method of accounting.
(e)
Reflects the elimination of Endeavor’s historical Accumulated depletion, depreciation, amortization and impairment balances in the pro forma balance sheet. On the pro forma statement of operations, the adjustment to the Depreciation, depletion, amortization and accretion expense line item reflects the elimination of Endeavor’s historical depletion expense of $1.0 billion, offset by $1.9 billion for the pro forma adjustment to depletion expense calculated in accordance with the full cost method of accounting for oil and natural gas properties, which was based on the preliminary purchase price allocation of estimated fair value of the proved oil and natural gas properties acquired.

(f)
Reflects an $8.5 billion increase to Deferred income taxes and Oil and natural gas properties, full cost method of accounting to reflect adjustments to the GAAP basis of the assets acquired and liabilities assumed, which affect the excess of the GAAP basis over the tax basis in the applicable assets and liabilities, based on the blended federal and state statutory tax rate of 21.6% at which basis differences are anticipated to reverse.

(g)
Reflects the total net cash proceeds of $7.5 billion obtained from incremental debt incurred by us to fund the cash consideration for the Endeavor merger. The related adjustments to the pro forma balance sheet were as follows:

Short-term debt
•	$1.0 billion term loan with a one-year maturity.
Long-term debt
•	$500 million term loan with a two-year maturity;
•	$5.0 billion in aggregate senior notes as contemplated by this offering, partially offset by $48 million in capitalized debt issuance costs; and
•	$1.1 billion in borrowings under our revolving credit facility.
Prepaid expenses and other current assets
•	$2 million of capitalized debt issuance costs relating to the term loans.
Retained earnings (accumulated deficit)
•	$38 million of debt issuance costs incurred and not capitalized relating to an unutilized bridge loan facility.

(h)
Reflects $25 million in estimated severance payments to be made by us for expected terminations triggered by the acquisition as a decrease to Cash and cash equivalents and a reduction to Retained earnings on the pro forma balance sheet and an increase to Merger and integration expenses on the pro forma statement of operations.

(i)
Reflects non-recurring costs of $100 million related to the Endeavor merger primarily consisting of fees paid to financial, legal and accounting advisors and filing fees. The costs are not reflected in the historical December 31, 2023 financial statements of Diamondback or Endeavor, but are reflected in the pro forma balance sheet as of December 31, 2023 as an increase to Other accrued liabilities and a decrease to Retained earnings (accumulated deficit), and in the pro forma statement of operations for the year ended December 31, 2023 within Merger and integration expenses as they relate directly to the Endeavor merger and will be expensed by Diamondback as incurred. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the Endeavor merger.

(j)
The $148 million adjustment recorded to Interest expense, net in the pro forma statement of operations is comprised of $446 million of interest expense related to the new debt financing, the amortization of $9 million of associated capitalized debt issuance costs, and the expensing of an additional $38 million of debt issuance costs related to an unutilized bridge loan facility, partially offset by the elimination of $63 million representing Endeavor’s historical gross interest expense for the year ended December 31, 2023 and pro forma capitalized interest of $282 million, as summarized in the table below:

(In millions, except for interest rates)	Principal Amount	Weighted- Average Interest Rate(1)	Estimated Interest Expense for 2023(2)
Notes	$5,000	5.52%	$276
Term loan facility (short-term)	1,000	6.60%	66
Term loan facility (long-term)	500	6.73%	34
Diamondback revolving credit facility	1,057	6.60%	70
Total debt assumed issued for Endeavor merger	$7,557	5.89%	$446

Amortization of capitalized term loan debt issuance costs			2
Amortization of capitalized notes debt issuance costs			7
Bridge facility debt issuance costs expensed			38
Endeavor historical interest expense(3)			(63)
Capitalized interest(4)			(282)
Total interest expense, net			$148
(1)
The interest rates for the term loan facility and revolving credit facility are the April 1, 2024 SOFR of 5.35% plus the applicable margins as specified in the respective debt agreements. The rate for the notes is the pro-forma weighted average coupon rate estimated by management.

(2)	Assumes that the aggregate $7.6 billion in principal amount of new debt financing was obtained on January 1, 2023 and remained outstanding for the entire year ended December 31, 2023.
(3)	Assumes Endeavor’s historical debt balance was retired on January 1, 2023.
(4)	Adjustment to capitalize interest on expenditures made in connection with exploration and development projects that are not subject to current amortization in accordance with our accounting policy.
A 1/8 of a percentage point increase or decrease in the SOFR rate and weighted average pro-forma coupon rate on the notes would result in a change in interest expense of approximately $9 million for the year ended December 31, 2023.
(k)
Reflects the elimination of $19 million in Accounts receivable - Oil and natural gas sales, net and Accounts payable - trade, for balances receivable and payable between Diamondback and Endeavor at December 31, 2023 in the pro forma balance sheet.

(l)
Reflects the tax effect of the transaction accounting adjustments above, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 21.6% for the year ended December 31, 2023 on the pro forma balance sheet.

(m)
Reflects the issuance of approximately 117.27 million shares of common stock to the holders of the Endeavor Interests to partially finance the Endeavor merger. The additional shares were assumed to have been outstanding since January 1, 2023. The following table reconciles historical and pro forma basic and diluted earnings per share utilizing the two-class method for the periods indicated:

	Year Ended December 31, 2023
	Diamondback (Historical)	Diamondback Pro Forma Combined
	(In millions, except per share amounts)
Net income (loss) attributable to common stock	$3,143	$5,369
Less: distributed and undistributed earnings allocated to participating securities	22	26
Net income (loss) attributable to common stockholders	$3,121	$5,343
Weighted average common shares outstanding:
Basic weighted average common shares outstanding	179,999	297,266
Effect of dilutive securities:
Weighted-average potential common shares issuable	—	—
Diluted weighted average common shares outstanding	179,999	297,266
Net income (loss) per common share, basic	$17.34	$17.97
Net income (loss) per common share, diluted	$17.34	$17.97
4.	SUPPLEMENTAL PRO FORMA OIL AND NATURAL GAS RESERVES INFORMATION
The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2023, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023.
The following estimated pro forma oil and gas reserves information is not necessarily indicative of the results that might have occurred had the Endeavor merger been completed on January 1, 2023, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
	Oil (MBbls)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	1,069,508	683,373	—	1,752,881
Extensions and discoveries	206,562	21,089	149,107	376,758
Revisions of previous estimates	(56,482)	(125,347)	(8,507)	(190,336)
Purchase of reserves in place	41,790	2,086	—	43,876
Divestitures	(21,258)	(764)	—	(22,022)
Production	(96,176)	(70,004)	—	(166,180)
PUD additions	—	149,107	(149,107)	—
Economic effect	—	(8,507)	8,507	—
As of December 31, 2023	1,143,944	651,033	—	1,794,977

Proved Developed Reserves:
December 31, 2022	699,513	369,003	—	1,068,516
December 31, 2023	744,103	379,329	—	1,123,432

Proved Undeveloped Reserves:
December 31, 2022	369,995	314,370	—	684,365
December 31, 2023	399,841	271,704	—	671,545

	Natural Gas (MMcf)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	2,868,861	2,229,824	—	5,098,685
Extensions and discoveries	424,881	57,817	453,179	935,877
Revisions of previous estimates	(47,697)	(170,015)	(52,331)	(270,043)
Purchase of reserves in place	79,507	17,130	—	96,637
Divestitures	(130,013)	(1,407)	—	(131,420)
Production	(198,117)	(148,175)	—	(346,292)
PUD additions	—	453,179	(453,179)	—
Economic effect	—	(52,331)	52,331	—
As of December 31, 2023	2,997,422	2,386,022	—	5,383,444

Proved Developed Reserves:
December 31, 2022	2,122,782	1,365,437	—	3,488,219
December 31, 2023	2,203,563	1,573,030	—	3,776,593

Proved Undeveloped Reserves:
December 31, 2022	746,079	864,387	—	1,610,466
December 31, 2023	793,859	812,992	—	1,606,851
	Natural Gas Liquids (MBbls)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	485,319	458,707	—	944,026
Extensions and discoveries	78,498	14,369	89,862	182,729
Revisions of previous estimates	9,962	(53,649)	(8,780)	(52,467)
Purchase of reserves in place	15,440	3,409	—	18,849
Divestitures	(20,755)	(224)	—	(20,979)
Production	(34,217)	(28,558)	—	(62,775)
PUD additions	—	89,862	(89,862)	—
Economic effect	—	(8,780)	8,780	—
As of December 31, 2023	534,247	475,136	—	1,009,383

Proved Developed Reserves:
December 31, 2022	350,243	276,068	—	626,311
December 31, 2023	385,167	312,386	—	697,553

Proved Undeveloped Reserves:
December 31, 2022	135,076	182,639	—	317,715
December 31, 2023	149,080	162,750	—	311,830

	Total (MBOE)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	2,032,971	1,513,718	—	3,546,689
Extensions and discoveries	355,874	45,095	314,498	715,467
Revisions of previous estimates	(54,470)	(207,332)	(26,009)	(287,811)
Purchase of reserves in place	70,481	8,350	—	78,831
Divestitures	(63,682)	(1,222)	—	(64,904)
Production	(163,413)	(123,258)	—	(286,671)
PUD additions	—	314,498	(314,498)	—
Economic effect	—	(26,009)	26,009	—
As of December 31, 2023	2,177,761	1,523,840	—	3,701,601

Proved Developed Reserves:
December 31, 2022	1,403,553	872,644	—	2,276,197
December 31, 2023	1,496,530	953,887	—	2,450,417

Proved Undeveloped Reserves:
December 31, 2022	629,418	641,074	—	1,270,492
December 31, 2023	681,231	569,953	—	1,251,184
Standardized Measure of Discounted Future Net Cash Flows
The following tables present the estimated pro forma discounted future net cash flows at December 31, 2023. The pro forma standardized measure information set forth below gives effect to the transactions as if the transactions had been completed on January 1, 2023. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in our Annual Report on Form 10-K for the year ended December 31, 2023 and in the consolidated financial statements and supplemental schedules of Endeavor, each of which are incorporated by reference into this prospectus supplement. An explanation of the underlying methodology applied, as required by SEC regulations, can be found within our Annual Report and Endeavor’s consolidated financial statements and supplemental schedules. For more information, see “Information Incorporated by Reference.” The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2023.
The following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2023 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Discounted Future Net Cash Flows
The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2023:
	December 31, 2023
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Pro Forma Adjustments	Diamondback Pro Forma Combined
	(In thousands)
Future cash inflows	$106,418	$62,484	$—	$—	$168,902
Future development costs	(6,400)	(4,325)	—	—	(10,725)
Future production costs	(25,656)	(20,069)	4,337	—	(41,388)

	December 31, 2023
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Pro Forma Adjustments	Diamondback Pro Forma Combined
	(In thousands)
Future production taxes	(7,434)	—	(4,337)	—	(11,771)
Future income tax expenses	(11,067)	—	—	(4,488)	(15,555)
Future net cash flows	55,861	38,090	—	(4,488)	89,463
10% discount to reflect timing of cash flows	(28,803)	(17,088)	—	—	(45,891)
Standardized measure of discounted future net cash flows	$27,058	$21,002	$—	$(4,488)	$43,572
Sources of Change in Discounted Future Net Cash Flows
The principal changes in the pro forma standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2023 are as follows:
	December 31, 2023
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Pro Forma Adjustments	Diamondback Pro Forma Combined
	(In thousands)
Standardized measure of discounted future net cash flows at the beginning of the period	$35,699	$32,036	$—	$—	$67,735
Sales of oil and natural gas, net of production costs	(6,544)	(2,228)	(2,957)	—	(11,729)
Acquisitions of reserves	1,854	129	—	—	1,983
Divestitures of reserves	(938)	(22)	—	—	(960)
Extensions and discoveries, net of future development costs	5,771	934	3,931	—	10,636
Previously estimated development costs incurred during the period	1,180	—	2,384	—	3,564
Net changes in prices and production costs	(17,276)	—	(10,069)	—	(27,345)
Changes in estimated future development costs	518	—	139	—	657
Revisions of previous quantity estimates	(1,268)	(3,848)	—	—	(5,116)
Accretion of discount	4,533	—	3,204	—	7,737
Net change in income taxes	2,506	—	—	(4,488)	(1,982)
Net changes in timing of production and other	1,023	—	(2,631)	—	(1,608)
PUD additions	—	3,931	(3,931)	—	—
Economic effect	—	(9,930)	9,930	—	—
Standardized measure of discounted future net cash flows at the end of the period	$27,058	$21,002	$—	$(4,488)	$43,572

DESCRIPTION OF NOTES
The Company will issue the notes (as defined below) under a supplemental indenture (the “Supplemental Indenture”), to be dated as of the Issue Date, among itself, Diamondback E&P LLC (such entity during the period (and only during such period) that the subsidiary guarantee (as defined below) is in effect as to such series of notes, with respect to such series, the “Subsidiary Guarantor”) and Computershare Trust Company, National Association, as trustee (the “Trustee”), supplementing that certain Indenture, dated as of December 13, 2022 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes will be a new series of our debt securities described in the Base Prospectus. The notes issued in this offering will be limited to $850,000,000 in aggregate principal amount of 5.200% senior notes due 2027 (the “2027 notes”), $850,000,000 in aggregate principal amount of 5.150% senior notes due 2030 (the “2030 notes”), $1,300,000,000 in aggregate principal amount of 5.400% senior notes due 2034 (the “2034 notes”), $1,500,000,000 in aggregate principal amount of 5.750% senior notes due 2054 (the “2054 notes”) and $1,000,000,000 in aggregate principal amount of 5.900% senior notes due 2064 (the “2064 notes,” and together with the 2027 notes, 2030 notes, 2034 notes and 2054 notes, each a “series of notes” and collectively, the “notes”), although we may issue an unlimited principal amount of additional notes of any series having identical terms and conditions as the notes of such series, other than issue date, issue price, the first interest payment date and the date from which interest shall accrue (“Additional Notes”). Any Additional Notes will be part of the same series as such series of notes that we are currently offering and will vote on all matters with the holders of such notes. We may from time to time issue other series of debt securities under the Base Indenture, in unlimited principal amount. Each series of notes will be guaranteed by the Subsidiary Guarantor (each such guarantee, a “subsidiary guarantee”), and such subsidiary guarantees will be “full and unconditional,” as that term is used in Regulation S-X, Rule 3-10(b)(3). In the future, the subsidiary guarantees may be released or terminated under certain circumstances described under the heading “—Subsidiary Guarantees.”
This Description of Notes is intended to be a useful overview of the material provisions of the notes and the Indenture. This Description of Notes is only a summary. You should also refer to the section entitled “Description of Debt Securities” in the Base Prospectus for a summary description of other material terms of the notes and the Base Indenture. To the extent that any terms of the notes set forth in this Description of Notes are different than the terms described in the Base Prospectus, the terms in this Description of Notes will govern. For more information, we refer you to the notes, the Supplemental Indenture and the Base Indenture filed, or incorporated by reference, as exhibits to the registration statement, which includes this prospectus supplement, or available by request.
You will find the definitions of certain capitalized terms used in this Description of Notes under the heading “—Certain Definitions.” For purposes of this Description of Notes, references to “the Company,” “we,” “our” and “us” refer only to Diamondback Energy, Inc. and not to its Subsidiaries (as defined below). Certain defined terms used in this Description of Notes but not defined herein have the meanings assigned to them in the Indenture.
Principal, Maturity and Interest
The 2027 notes will be issued in an initial maximum aggregate principal amount of $850,000,000, will bear interest at a rate of 5.200% per year and will mature on April 18, 2027. The 2030 notes will be issued in an initial maximum aggregate principal amount of $850,000,000, will bear interest at a rate of 5.150% per year and will mature on January 30, 2030. The 2034 notes will be issued in an initial maximum aggregate principal amount of $1,300,000,000, will bear interest at a rate of 5.400% per year and will mature on April 18, 2034. The 2054 notes will be issued in an initial maximum aggregate principal amount of $1,500,000,000, will bear interest at a rate of 5.750% per year and will mature on April 18, 2054. The 2064 notes will be issued in an initial maximum aggregate principal amount of $1,000,000,000, will bear interest at a rate of 5.900% per year and will mature on April 18, 2064.
Interest on the 2030 notes will accrue from April 18, 2024, and will be payable in cash semi-annually on January 30 and July 30 of each year, beginning July 30, 2024, and interest on each other series of notes will accrue from April 18, 2024, and will be payable in cash semi-annually on April 18 and October 18 of each year, beginning October 18, 2024. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will make each interest payment on the 2030 notes to the holders of record on the January 15 or July 15 immediately preceding the related interest payment date (whether or not a business day). We will make each interest payment on each other series of notes to the holders of record on the April 3 or October 3 immediately preceding the related interest payment date (whether or not a business day). Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.
Payments on the Notes; Paying Agent and Security Registrar
We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, which is initially the corporate trust office of the trustee in St. Paul, Minnesota. We will pay principal of, premium, if any, and interest on the notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such Global Note (as defined herein). The Company shall make all payments in respect of a Certificated Note (as defined herein) by mailing a check to the registered address of each holder thereof as such address shall appear in the Security Registrar’s books; provided, however, that payments on the notes represented by Certificated Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of notes represented by Certificated Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent in accordance with the terms of the Indenture.
We have initially designated the Trustee to act as our Paying Agent and Security Registrar with respect to any Global Notes. We may, however, appoint and change the Paying Agent or Security Registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.
If any scheduled date for a payment on the notes is not a business day, then the payment will be paid on the next succeeding business day without additional interest in respect of such delay.
Transfer and Exchange
A holder may transfer or exchange the notes in accordance with the Indenture. The Security Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Security Registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption or any note for a period of 15 days before a selection of the notes to be redeemed.
The registered holder of a note will be treated as the owner of it for all purposes.
Optional Redemption
Prior to the applicable Par Call Date in respect of a series of notes, the Company may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed discounted to the redemption date (assuming the notes of such series matured on such Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus (A) 10 basis points for the 2027 notes, (B) 15 basis points for the 2030 notes, (C) 20 basis points for the 2034 notes, (D) 20 basis points for the 2054 notes, and (E) 25 basis points for the 2064 notes less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to but not including the redemption date.

On or after the applicable Par Call Date in respect of a series of such notes, the Company may redeem the notes of such series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to but not including the redemption date.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
For purposes of this Description of Notes, “Par Call Date” in respect of a series of notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of notes.
Series of Notes	Par Call Date
2027 notes	March 18, 2027 (one month before their maturity date)
2030 notes	December 30, 2029 (one month before their maturity date)
2034 notes	January 18, 2034 (three months before their maturity date)
2054 notes	October 18, 2053 (six months before their maturity date)
2064 notes	October 18, 2063 (six months before their maturity date)
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s applicable procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
Notwithstanding anything herein to the contrary, notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a covenant defeasance or legal defeasance with respect to the notes or a satisfaction and discharge of the Indenture with respect to the notes or in accordance with the following paragraph.
Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If any such condition precedent has not been satisfied or waived, the Company shall provide written notice to the Trustee prior to the close of business one business day prior to the Redemption Date (or such shorter period as may be acceptable to the Trustee). Upon receipt of such notice, notwithstanding anything herein to the contrary, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given. A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.
In the case of a partial redemption, selection of the notes of a series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, subject to the last sentence of this paragraph. No notes of a series of a principal amount of $2,000 or less will be redeemed in part. If any series of notes is to be redeemed in part only, the notice of redemption that relates to such series of notes will state the portion of the principal amount of such series of notes to be redeemed. A new note of such series in a principal amount equal to the unredeemed portion of the note of such series will be issued in the name of the holder of the note of such series upon surrender for cancellation of the original note of such series. For so long as the notes of a series are held by the Depositary, the redemption of the notes of such series shall be done in accordance with the policies and procedures of such Depositary.
Unless the Company defaults in payment of the redemption price or any conditions precedent described in the notice of redemption are not satisfied or waived and the notice of redemption is rescinded in accordance with the seventh paragraph under the heading “Optional Redemption”, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
“Treasury Rate” means, with respect to any redemption date for any series of notes, the yield applicable to such series of notes determined by the Company in accordance with the following two paragraphs.
The Treasury Rate applicable to such series of notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date of the notice of redemption relating to such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the date of the notice of redemption relating to such redemption date H.15 TCM is no longer published, the Company shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the date of such notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company is not required to make mandatory redemption payments (other than pursuant to the header “Special Mandatory Redemption” below) or sinking fund payments with respect to the notes. Accordingly, Article XII of the Base Indenture shall not apply to the notes.
The Company and its Subsidiaries and affiliates may acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.
Special Mandatory Redemption
If (x) the consummation of the Endeavor merger does not occur on or before the later of (i) the date that is five (5) business days after August 11, 2025 and (ii) the date that is five (5) business days after any later date to which Endeavor and we may agree to extend the “Outside Date” in the Endeavor merger agreement (such later date, the “extended termination date”) or (y) we notify the Trustee that we will not pursue the consummation of the Endeavor merger (the earlier of the date of delivery of such notice described in clause (y) and the extended termination date, the “special mandatory redemption trigger date”), we will be required to redeem the 2027 notes, 2030 notes, 2034 notes and 2064 notes (collectively, the “mandatorily redeemable notes”) then outstanding by a date no later than ten (10) business days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (the “special mandatory redemption price”). The 2054 notes are not subject to the special mandatory redemption. For purposes of the foregoing, the Endeavor merger will be deemed consummated if the closing under the Endeavor merger agreement occurs, including after giving effect to any amendments or modifications to the Endeavor merger agreement or waivers thereunder acceptable to us.
In the event that we become obligated to redeem the mandatorily redeemable notes pursuant to the foregoing paragraph, we will promptly, and in any event not more than five (5) business days after the special mandatory redemption trigger date, deliver notice to the Trustee of the special mandatory redemption and the date upon which the mandatorily redeemable notes will be redeemed (the “special mandatory redemption date,” which date shall be no later than the special mandatory redemption end date). The Trustee will then promptly deliver such notice to each holder of mandatorily redeemable notes at its registered address. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest will cease to accrue on the mandatorily redeemable notes and the indenture will be discharged and cease to be of further effect as to all of the mandatorily redeemable notes.
Ranking
The notes and the subsidiary guarantees will be our and the Subsidiary Guarantor’s respective senior unsecured obligations and will (i) rank equally in right of payment with all of the Company’s and the Subsidiary Guarantor’s respective existing and future senior indebtedness (including the obligations under the Subsidiary Guarantor’s revolving credit facility and term loan facility and our guarantees thereof, the Subsidiary Guarantor’s 7.125% Medium-term Notes, Series B, due 2028 and our 3.250% Senior Notes due 2026, 3.500% Senior Notes due 2029, 3.125% Senior Notes due 2031, 6.250% Senior Notes due 2033, 4.400% Senior Notes due 2051, 4.250% Senior Notes due 2052 and 6.250% Senior Notes due 2053 and the Subsidiary Guarantor’s guarantees thereof), (ii) rank senior in right of payment to any of the Company’s and the Subsidiary Guarantor’s future indebtedness that is expressly subordinated in right of payment to the notes and the subsidiary guarantees, respectively, (iii) be effectively subordinated to any of our and the Subsidiary Guarantor’s existing and future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness and (iv) be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our Subsidiaries that is not a guarantor of the notes (including the revolving credit facility of Viper OpCo, the outstanding QEP notes and Viper notes (each as defined in the “Risk Factors” of this prospectus supplement)). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantor upon a default in payment with respect to, or the acceleration of, any senior secured indebtedness, the assets of the Company and the Subsidiary Guarantor that secure such senior secured indebtedness will be available to pay obligations on the notes and the subsidiary guarantees only after all obligations under such senior secured indebtedness have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the subsidiary guarantees then outstanding.
As of December 31, 2023, after giving effect to this offering and the borrowings under the term loan facility, each as described in this prospectus supplement, we and the Subsidiary Guarantor would have had approximately $12.5 billion in total debt outstanding, and we and the Subsidiary Guarantor would have had no secured debt outstanding. As of December 31, 2023, the Subsidiary Guarantor had no outstanding borrowings and, after giving effect to the Recent Debt Transactions (as defined in the “Summary” of this prospectus supplement), approximately (i) $2.5 billion available for future borrowings under its revolving credit facility, which we guarantee and (ii) $1.5 billion available to borrow under the term loan facility, which we also guarantee. As of December 31, 2023, Viper had approximately $1.09 billion of total indebtedness (consisting of approximately $830.4 million aggregate principal amount of the Viper notes and $263.0 million in outstanding borrowings under Viper OpCo’s revolving credit facility), and Viper OpCo had $587.0 million of available borrowing capacity under its revolving credit facility. As of December 31, 2023, there was approximately $14 million in aggregate principal amount of the QEP notes outstanding.
Subsidiary Guarantees
The Subsidiary Guarantor will guarantee on a senior unsecured basis our obligations under each series of notes and all of our other obligations under the Indenture, and the Subsidiary Guarantor’s guarantee of each such series of notes will be “full and unconditional,” as that term is used in Regulation S-X, Rule 3-10(b)(3). In the future, the subsidiary guarantee in respect of a series of notes may be released or terminated under certain circumstances set forth below.
The obligations of the Subsidiary Guarantor under each subsidiary guarantee will be limited in a manner designed to prevent such subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk Factors—Risks Related to the Notes.” If a subsidiary guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities)

of the Subsidiary Guarantor, and, depending on the amount of such indebtedness, the Subsidiary Guarantor’s liability on such subsidiary guarantee could be reduced to zero.
In the event that the Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of a sufficient amount of its (or an intermediate holding company’s) Capital Stock so that the Subsidiary Guarantor no longer constitutes a Subsidiary of ours or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction, to a Person that is not (and does not thereupon become) the Company or a Subsidiary of the Company, the Subsidiary Guarantor will be released and discharged automatically and unconditionally from all its obligations under the subsidiary guarantees and will cease to be the Subsidiary Guarantor, without any further action required on the part of the Trustee or any holder.
In addition, the Subsidiary Guarantor will be released and discharged automatically and unconditionally from all its obligations under the Indenture (as it relates to a series of notes) and the subsidiary guarantee with respect to such series of notes and will cease to be a Guarantor with respect to such notes, without any further action required on the part of the Trustee or any holder, (i) upon the release or discharge of the Company’s guarantee of the Subsidiary Guarantor’s obligations under its revolving credit facility (as amended, modified, restated, amended and restated or otherwise replaced or refinanced from time to time), (ii) upon the release or discharge of the Subsidiary Guarantor’s obligations under its revolving credit facility (as amended, modified, restated, amended and restated or otherwise refinanced or replaced from time to time), (iii) in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of such series of notes as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge”, or (iv) if no Event of Default has occurred and is then continuing as to such series of notes, upon the liquidation or dissolution of the Subsidiary Guarantor.
Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that any of the conditions described above has occurred, the Trustee shall execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of the Subsidiary Guarantor as to any series of notes from its obligations under the subsidiary guarantee and the Indenture as to the notes of such series.
Certain Covenants
Limitation on Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any Principal Property, whether owned on the Issue Date or acquired after that date, unless the Indebtedness due under the Indenture (as it relates to the notes and the subsidiary guarantees), the notes and the subsidiary guarantees (if any) are secured equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the Notes or the Subsidiary Guarantees) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.
Notwithstanding the preceding paragraph, we may, and may permit any Restricted Subsidiary of ours to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt upon any Principal Property without securing the Indebtedness due under the Indenture, the notes and the subsidiary guarantees if the aggregate principal amount of such Funded Debt secured by such Lien upon such Principal Property, together with the aggregate outstanding principal amount of all other Funded Debt of ours and of any Restricted Subsidiary of ours secured by any Liens (other than Permitted Liens) upon Principal Property, does not at the time such Funded Debt is created, Incurred or assumed (or, if later, at the time such Lien is created, Incurred or assumed) exceed the greater of (i) 15% of Consolidated Net Tangible Assets at such time and (ii) $9.25 billion.
Reports
The Company will furnish or file with the Trustee, (i) within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and (ii) other information, documents, or reports as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust

Indenture Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee (and, if applicable, any other Persons) as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website. The Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.
The Company also shall furnish to the Trustee, within 120 days after the end of each fiscal year of the Company, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture.
Delivery of any reports, information and documents under this caption “—Reports” to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice, constructive or otherwise, of any information contained therein or determinable from information contained therein, including the compliance by the Company with any of the Company’s covenants (as to which the Trustee is entitled to rely exclusively on certificates described in the second paragraph under this caption “—Reports”).
Unrestricted Subsidiaries
The Board of Directors of the Company may after the Issue Date designate any Subsidiary as an “Unrestricted Subsidiary” if: (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and (2) such Subsidiary has no Indebtedness other than Non-Recourse Debt.
The Board of Directors of the Company may at any time, subject to the following sentence, designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company. Any such designation will be deemed to be an incurrence of Funded Debt and Liens by a Restricted Subsidiary of the Company of any outstanding Funded Debt and Liens, respectively, of such Unrestricted Subsidiary, and such designation will only be permitted if no Default or Event of Default would be in existence following such designation.
Events of Default
Each of the following is an Event of Default with respect to the notes of any series:
(1)	default in any payment of interest on any note of such series when due and payable, continued for 30 days;
(2)	default in the payment of principal of or premium, if any, on any note of such series when due and payable at its Stated Maturity, upon optional redemption, upon acceleration or otherwise;
(3)	(a)
failure by the Company to comply, for 180 days after notice as provided below, with the covenant described under “—Certain Covenants—Reports”; or
(b)
failure by the Company to comply, for 90 days after notice as provided below, with its agreements (other than the agreements that are the subject of clauses (1)-(2) and (3)(a) above) contained in the Indenture (as it relates to the notes of such series) or the notes of such series;

(4)
default under any mortgage, indenture or similar instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or the Subsidiary Guarantor (or the payment of which is guaranteed by the Company or the Subsidiary Guarantor), other than Indebtedness owed to a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or
(b)
results in the acceleration of such Indebtedness prior to its maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, as applicable, aggregates to $250.0 million or more;

(5)	certain events of bankruptcy, insolvency or reorganization of the Company (the “bankruptcy provisions”); or

(6)
the subsidiary guarantee in respect of the notes of such series ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture (as it relates to the notes of such series) or such subsidiary guarantee, in each case unless such subsidiary guarantee has been released pursuant to the terms of the Indenture.

However, a Default under clause (3) above will not constitute an Event of Default as to any series of notes until the Trustee or the holders of at least 25% in principal amount of the then outstanding notes of such series notify the Company in writing of the Default and the Company does not cure such Default within the applicable time specified in clause (3) above after receipt of such notice. Such notice must specify the Default, demand that it be remedied, and state that such notice is a “Notice of Default.”
If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing as to any series of notes, the Trustee by written notice to the Company, or holders of at least 25% in principal amount of the then outstanding notes of such series by written notice to the Company and the Trustee, may, and the Trustee at the request of holders of at least 25% in principal amount of the then outstanding notes of such series shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the notes of such series to be due and payable. Such notice must specify the Event of Default and state that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest in respect of the notes of such series will be due and payable immediately.
In the event of a declaration of acceleration of the notes of a series because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the notes of such series shall be automatically annulled if (x) such Indebtedness or guarantee is discharged in full (other than customary surviving contingent obligations) or (y) the Default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Company or waived by the holders of the relevant Indebtedness, in each case within 60 days after the written notice of declaration of acceleration of the notes of such series with respect thereto is received by the Company and if (1) the annulment of the acceleration of the notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes of such series that became due solely because of the acceleration of the notes of such series, have been cured or waived.
If an Event of Default described in clause (5) above occurs, the principal, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.
At any time after a declaration of acceleration as to any series of notes, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, holders of a majority in principal amount of the outstanding notes of such series may by notice to the Trustee and the Company (including, without limitation, waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the notes of such series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
Certain provisions relating to the rights and remedies of holders of notes and the rights, remedies and obligations of the Trustee are described in the Description of Debt Securities set forth in the Base Prospectus under the caption “—Events of Default.”
Amendments and Waivers
Solely with respect to the notes and except as provided in the next two succeeding paragraphs, the Company and the Trustee may amend or supplement the Supplemental Indenture and the Base Indenture (in each case, as it relates to the notes of a series and including the subsidiary guarantee of such series) and the notes of such series with the consent of the holders of a majority in principal amount of the notes of such series then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series) and any past default or compliance with any provisions of the Supplemental Indenture and the Base Indenture (in each case, as it relates to the notes of a series and including the subsidiary guarantee of such series) and the notes of such series may be waived with the consent of the holders of a majority in principal amount of the notes of such series then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series).
However, without the consent of each holder of an outstanding note of any series affected, no amendment, supplement or waiver may (with respect to any notes of such series held by a non-consenting holder):
(1)	reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;
(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any note of such series;
(3)	reduce the principal of or extend the Stated Maturity of any note of such series;
(4)
waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the notes of such series (except a rescission of acceleration of the notes of such series by holders of a majority in aggregate principal amount of the then outstanding notes of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)
reduce the premium payable upon the redemption of any note of such series or change the time at which any note of such series may be redeemed as described above under “—Optional Redemption” whether through an amendment or waiver of provisions in the Indenture, related definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note;
(7)
impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	modify the subsidiary guarantees of the notes of such series in any manner adverse to the holders of the notesof such series; or
(9)	make any change in the amendment or waiver provisions that require each holder’s consent.
Notwithstanding the foregoing, without the consent of any holder of notes of a series, the Company and the Trustee may amend or supplement the Supplemental Indenture and the Base Indenture (in each case, as it relates to the notes of such series and including the subsidiary guarantee of such series) and the notes of such series to:
(1)	cure any ambiguity, omission, defect or inconsistency;
(2)
provide for the assumption by a successor entity of the obligations of the Company under the Supplemental Indenture and the Base Indenture (in each case, as it relates to the notes of such series) or the notes of such series in accordance with the covenant described under the caption “Certain Covenants—Consolidation, Merger, Sale, Conveyance, Transfer or Lease” in the Base Prospectus;

(3)
provide for or facilitate the issuance of uncertificated notes of such series in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)
add Guarantees with respect to the notes of such series, evidence the release of a Guarantor from its Guarantee or provide for the assumption by a successor entity of the obligations of a Guarantor in accordance with the applicable provisions of the Indenture;

(5)	secure the notes of such series or any Guarantee thereof;
(6)
add covenants of the Company or other obligor under the Indenture (as it relates to the notes of such series) or the notes of such series or any Guarantee, as the case may be or Events of Default for the benefit of the holders of the notes of such series or any Guarantee or to make other changes that would provide additional rights to the holders of the notes of such series or to surrender any right or power conferred upon the Company or other such obligor;

(7)	make any change that does not adversely affect the legal or contractual rights of any holder under the Indenture (as it relates to the notes of such series) or the notes of such series;
(8)
evidence and provide for the acceptance of an appointment under the Indenture (as it relates to the notes of such series) of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture (as it relates to the notes of such series);

(9)	provide for the issuance of Additional Notes of such series permitted to be issued under the Indenture (as it relates to the notes of such series);
(10)	comply with the rules of any applicable securities depositary; or
(11)
conform the text of the Supplemental Indenture or the Base Indenture (in each case, as it relates to the notes of such series and including the subsidiary guarantee of such series), the notes of such series or the subsidiary guarantee of such series to any provision of this “Description of Notes” or the “Description of Debt Securities” set forth in the Base Prospectus to the extent that such provision in this “Description of Notes” or such “Description of Debt Securities” was intended to be a verbatim recitation of a provision of the Indenture (as it relates to the notes of such series or the subsidiary guarantee of such series), the notes of such series or the subsidiary guarantee of such series, which intent shall be established by an Officer’s Certificate.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to send to the applicable holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders of the notes, or any defect in the notice, will not impair or affect the validity of any amendment, supplement or waiver.
Defeasance
The legal defeasance and covenant defeasance provisions described under “Description of Debt Securities—Defeasance” in the Base Prospectus shall be applicable to the notes and any Guarantee thereof. In the case of a covenant defeasance, the Company may terminate its obligations to comply with the covenant described under “—Certain Covenants—Limitation on Liens” and the subsidiary guarantees provision described in clause (6) under “—Events of Default” above in this Description of Notes and certain covenants described under “—Certain Covenants” in the Description of Debt Securities in the Base Prospectus, other than the covenant described under clause (2) under “—Consolidation, Merger, Sale, Conveyance, Transfer or Lease.”
If the Company exercises its legal defeasance or its covenant defeasance option in respect of any series of notes, all Guarantees in respect of such series of notes (if any are in effect at such time) will terminate.
Satisfaction and Discharge
The satisfaction and discharge provisions described under “Description of Debt Securities—Satisfaction and Discharge” in the Base Prospectus shall be applicable to the notes and any Guarantee thereof.
Concerning the Trustee
Computershare Trust Company, National Association is the Trustee under the Indenture and has been appointed by the Company as Security Registrar and Paying Agent with regard to the notes.
The Trustee has not provided or approved of any information in this prospectus supplement in respect of the terms and provisions of the Indenture or the notes, takes no responsibility for any information contained in this prospectus supplement in respect of such terms, the Indenture, or the notes, and makes no representation as to the contents of this prospectus supplement in respect of such terms, the Indenture, or the notes.
Governing Law
The Indenture provides that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions
“Base Prospectus” means the prospectus that describes the Base Indenture.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:
(1)
all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and

(2)
the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth on our consolidated balance sheet as of a date no earlier than the date of the Company’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of a Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Default” means, with respect to any series of notes, any event which is, or after notice or passage of time or both would be, an Event of Default as to such series of notes.
“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
“Endeavor Merger” means the Company’s acquisition of 100% of the equity interests in Endeavor pursuant to the Endeavor Merger Agreement.
“Endeavor Merger Agreement” means that certain agreement and plan of merger, dated as of February 11, 2024 (as amended on March 18, 2024 and as it may be further amended from time to time), among Eclipse Merger Sub I, LLC, Eclipse Merger Sub II, LLC, Endeavor Manager, LLC (solely for purposes of certain sections set forth in therein), and Endeavor Parent, LLC (“Endeavor”).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Funded Debt” means, in respect of any Person, all Indebtedness Incurred by such Person that matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise). The term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“holder” means a Person in whose name a note is registered on the Security Registrar’s books.
“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for. Any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any guarantee thereof.
“Issue Date” means the date notes are first issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For the avoidance of doubt, (1) an operating lease shall be deemed not to constitute a Lien and (2) a contract that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 shall be deemed not to constitute a Lien.
“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for (i) Customary Recourse Exceptions and (ii) the pledge of (or a guarantee limited in recourse solely to) the Capital Stock of such Unrestricted Subsidiary.
“Officer’s Certificate” means a certificate signed by an officer of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Permitted Liens” means, with respect to any Person:
(1)	any Lien in favor of the Trustee for the benefit of the Trustee or the holders of the notes or otherwise securing the notes, a Guarantee or other obligations under the Indenture;
(2)	Liens securing hedging obligations or obligations with regard to treasury management arrangements;
(3)	Liens in favor of the Company or a Restricted Subsidiary;
(4)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary;

(5)
Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not Incurred in contemplation of such acquisition;

(6)
Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)
Liens to secure Indebtedness represented by capital lease obligations, finance lease obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and all refinancing indebtedness Incurred to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, such Indebtedness, covering only the assets acquired with or financed by such Indebtedness;
(8)	Liens existing on the date hereof;
(9)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
(10)
bankers’ Liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary, Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(11)	Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;
(12)
Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements that are customary in the oil and gas business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(13)	Liens imposed by law or ordinary course of business contracts, including, without limitation, carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s and similar Liens;
(14)
Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(15)
survey exceptions, encumbrances, ground leases, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission liens, transportation liens, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company;

(16)	leases, licenses, subleases and sublicenses of assets that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary of the Company;
(17)	any interest or title of a lessor under any operating lease;
(18)	Liens on pipelines or pipeline facilities that arise by operation of law;
(19)
Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development, production, processing, gathering, transportation, marketing or storage, plugging, abandonment or operation thereof;

(20)	Liens under industrial revenue, municipal or similar bonds; and
(21)
any Lien renewing, extending, refinancing, replacing or refunding a Lien permitted by this definition, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest and any premium or other amount paid, and fees, costs and expenses incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets are encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinancing, replacement or refunding.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means all property interests in oil and gas reserves located in the United States capable of producing hydrocarbon substances in paying quantities, the net book value of which exceeds 3% of Consolidated Net Tangible Assets, other than: (1) property not of material importance to the business of the Company and its Subsidiaries, taken as a whole; (2) assets used in midstream operations; (3) accounts receivable; and (4) production or proceeds from the production of hydrocarbons.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.
“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an Unrestricted Subsidiary.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” with respect to any Person, means any (i) corporation, limited liability company or other entity (other than a partnership) of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Unrestricted Subsidiary” means (1) Viper Energy Partners GP LLC, Viper Energy, Inc., Viper Energy Partners LLC, (2) Rattler Midstream GP LLC, Rattler Midstream LP, Rattler Midstream Operating LLC, (3) the respective Subsidiaries from time to time of the Persons referenced in clauses (1) and (2), (4) any other Subsidiary of the Company designated as such pursuant to and in compliance with the Indenture and (5) any Subsidiary of an Unrestricted Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM
We have obtained the information in this section concerning DTC, Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time. To the extent any disclosure set forth below in this section is different than the disclosure set forth under “Description of Debt Securities” in the Base Prospectus, the disclosure set forth in this Description of Notes will control.
The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. You may hold your interests in the Global Notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the Global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
The notes may be presented for registration of transfer and exchange at the offices of the Security Registrar.
Depository Procedures
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, Euroclear SA/NV, Euroclear Clearance Systems S.C., Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the Trustee takes any responsibility for the accuracy of the information.
DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and NYSE Amex Equities. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants (including Clearstream, Luxembourg or Euroclear). The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants (including Clearstream, Luxembourg or Euroclear).

DTC has also advised us that, pursuant to procedures established by it:
(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and
(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants, including Clearstream, Luxembourg and Euroclear (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants (including Clearstream, Luxembourg and Euroclear), the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of us, any guarantor or the Trustee, nor any agent of us, any guarantor or the Trustee, has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants (including Clearstream, Luxembourg and Euroclear) with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. None of us, any guarantor or the Trustee will be liable for any delay by DTC or any of its participants (including Clearstream, Luxembourg and Euroclear), in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
None of us, any guarantor or the Trustee, nor any of our respective agents, shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. All notices and communications to be given to the holders and all payments to be made to holders in respect of the notes shall be mailed or otherwise given or made only to or upon the order of the registered holders (which shall only be DTC or its nominee in the case of a Global Note), and we and the Trustee may deal with any depositary as sole owner of the Global Notes and as the authorized persons of beneficial owners. The rights of beneficial owners in any global note shall be exercised only through DTC, subject to its applicable rules and procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members and other members, participants and any beneficial owners.
Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Certificated Notes to its participants.
Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, they are under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. None of us, any guarantor or the Trustee nor any agent of us, any guarantor or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants (including Clearstream, Luxembourg and Euroclear), of their respective obligations under the rules and procedures governing their operations.
Transfers Within and Among Book-Entry Systems
Transfers between DTC’s direct participants will occur in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.
DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.
Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive certificated notes in registered certificated form (“Certificated Notes”) if:
(1)
DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered in order to act as depositary, and, in each case, a successor depositary is not appointed within 90 days; or

(2)
an Event of Default has occurred and is continuing, and the Security Registrar has received a request from the depositary to deliver Certificated Notes to all beneficial owners in exchange for their beneficial interests in such Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
We will pay principal of, premium, if any, and interest on the notes represented by the Global Notes registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a Global Note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a Global Note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain material U.S. federal income tax consequences that may be relevant to U.S. Holders and non-U.S. Holders (each as defined below and collectively referred to as “Holders”) with respect to the ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax consequences. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change (possibly with retroactive effect), and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion applies only to beneficial owners who purchase notes for cash pursuant to this offering at the offer price indicated on the cover page of this prospectus supplement and hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax consequences that may be relevant to subsequent purchasers of the notes. In addition, this discussion does not describe any tax consequences of the ownership or disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor the Foreign Account Tax Compliance Act, and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any foreign, state or local tax consequences. We believe, and by acquiring any notes each beneficial holder of a note will agree, that the notes will be treated as debt instruments for U.S. federal income tax purposes, and this discussion assumes such treatment.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or status or the U.S. federal income tax consequences that may be relevant to Holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, dealers or traders in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, Holders subject to the alternative minimum tax, U.S. Holders whose “functional currency” is not the U.S. dollar, Holders of notes that are required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement,” entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities or partners or members therein, controlled foreign corporations, passive foreign investment companies, U.S. Holders holding the notes through non-U.S. brokers or other intermediaries, non-U.S. trusts and estates that have U.S. beneficiaries, individual retirement and other tax-deferred accounts, real estate investment trusts, certain former citizens or long-term residents of the United States subject to U.S. federal income tax as expatriates, persons holding the notes through a “hybrid entity,” or persons holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale,” or other “integrated” transaction for tax purposes.
If a partnership or an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of the notes, the U.S. federal income tax treatment of a partner in the partnership or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Thus, persons who for U.S. federal income tax purposes are treated as partners in a partnership or equity interest owners of another entity treated as a partnership holding any of the notes should consult their own tax advisors.
Under certain circumstances, we will be discharged from any and all obligations in respect of the indenture. Such discharge may be treated as a taxable exchange for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the U.S. federal, state, and local tax consequences of such a discharge.
As described above in “Description of Notes—Optional Redemption” and “Description of Notes—Special Mandatory Redemption,” the terms of the relevant notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under the Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury Regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a Holder recognizes in advance of the payment of such excess or accelerated amounts, if, in the aggregate, there is only a remote chance as of the date the notes are issued that such payments will be made or if such payments are considered to be incidental. We intend to take the position that the likelihood that such payments will be made is remote or that such payments are incidental, in each case, within the meaning of the applicable Treasury Regulations and therefore the notes do not constitute contingent payment debt instruments. The remainder of this discussion assumes that this position will be respected. Our position that the notes do not constitute contingent payment debt instruments is binding on a Holder unless such Holder discloses its contrary position to the IRS in the manner required by the applicable Treasury Regulations. Our position is not, however, binding on the IRS. If the IRS were to challenge this position successfully, a Holder might be required, among other things, to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and (2) treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the timing, amount and/or character of the income or loss recognized by a Holder. Prospective investors should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELEVANT TO U.S. AND NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX LAWS.
U.S. Holders of the Notes
As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note offered hereby that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (and certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

Interest on the Notes. It is expected, and this discussion assumes, that the offering price of the notes will be equal to the stated principal amount or, if the offering price is less than the stated principal amount, the difference will be less than a de minimis amount of original issue discount for U.S. federal income tax purposes (as set forth in the applicable Treasury Regulations). Accordingly, payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Disposition of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note offered hereby (collectively, a “Disposition”), a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such Disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be taxable as ordinary interest income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. Holder paid for the note. Any gain or loss recognized on the Disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the Disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding. Information reporting generally will apply to certain payments of interest on the notes and to payments of the proceeds of a Disposition of a note paid to a U.S.

Holder unless such U.S. Holder is an exempt recipient. In general, a U.S. Holder may be subject to U.S. federal backup withholding (currently at a rate of 24% for payments made before January 1, 2026) on such payments on the notes and the proceeds of a Disposition of a note if such U.S. Holder fails to (i) provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements or (ii) otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for establishing such exemption, if applicable.
Non-U.S. Holders of the Notes
As used in this discussion, the term “non-U.S. Holder” means a beneficial owner of a note offered hereby that is not, for U.S. federal income tax purposes, a U.S. Holder as defined above, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.
Interest on the Notes. Subject to the discussion below under “—Backup Withholding, Information Reporting and Other Reporting Requirements,” payments of interest on the notes to a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:
•
such interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (or, if required under an applicable income tax treaty, such payments are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States);

•
the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	the non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•
either (i) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, certifying, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and providing its name and address and renews the certificate periodically as required by the Treasury Regulations, or (ii) a financial institution that holds the notes on behalf of the non-U.S. Holder certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a non-U.S. Holder does not satisfy the requirements of the “portfolio interest exemption” described above, payments of interest on the notes made to such non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such interest is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. Holder in the United States) and such non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. Holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Interest paid to a non-U.S. Holder that is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will not be subject to the U.S. federal withholding tax discussed above, provided that the non-U.S. Holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. Holder were a “United States person” as defined under the Code, unless an applicable income tax treaty provides otherwise. A non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Disposition of Notes. Subject to the discussion below under “—Backup Withholding, Information Reporting and Other Reporting Requirements,” generally, any gain realized on the Disposition of a note by a non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, generally will be treated as described under “—Non-U.S. Holder of the Notes—Interest on the Notes”) will not be subject to U.S. federal income or withholding tax unless: (i) such gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required under an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by such non-U.S. Holder in the United States), in which event such gain generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. Holder were a U.S. person, or (ii) such non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the Disposition and certain other conditions are met, in which event such gain (net of certain U.S.-source capital losses, if any, of the non-U.S. Holder) generally will be subject to U.S. federal income tax at a 30% flat rate (or such lower rate as may be specified under an applicable income tax treaty).
Backup Withholding, Information Reporting and Other Reporting Requirements. U.S. backup withholding tax (currently at a rate of 24% for payments made before January 1, 2026) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. Holder generally will be exempt from backup withholding if the non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, or otherwise establishes an exemption.
In addition, we must report annually to the IRS and to each non-U.S. Holder the amount of interest paid to such non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. Holder resides or is established under the provisions of an applicable tax treaty or agreement with those tax authorities.
Under the Treasury Regulations, the payment of proceeds from the Disposition of a note by a non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8 (or successor form), as applicable, certifying such non-U.S. Holder’s non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the Disposition of a note by a non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding), unless such non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8 (or successor form), as applicable, certifying such non-U.S. Holder’s non-U.S. status or otherwise establishes an exemption. Backup withholding will apply if the Disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
THE FOREGOING DISCUSSION DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING
Citigroup Global Markets Inc., BofA Securities, Inc. and TD Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of 2027 notes	Principal Amount of 2030 notes	Principal Amount of 2034 notes	Principal Amount of 2054 notes	Principal Amount of 2064 notes
Citigroup Global Markets Inc.	$297,500,000	$297,500,000	$455,000,000	$525,000,000	$350,000,000
BofA Securities, Inc.	$78,625,000	$78,625,000	$120,250,000	$138,750,000	$92,500,000
TD Securities (USA) LLC	$78,625,000	$78,625,000	$120,250,000	$138,750,000	$92,500,000
Goldman Sachs & Co. LLC	$51,000,000	$51,000,000	$78,000,000	$90,000,000	$60,000,000
Morgan Stanley & Co. LLC	$51,000,000	$51,000,000	$78,000,000	$90,000,000	$60,000,000
Wells Fargo Securities, LLC	$51,000,000	$51,000,000	$78,000,000	$90,000,000	$60,000,000
Barclays Capital Inc.	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
BOK Financial Securities, Inc.	$10,625,000	$10,625,000	$16,250,000	$18,750,000	$12,500,000
Capital One Securities, Inc.	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
Comerica Securities, Inc.	$10,625,000	$10,625,000	$16,250,000	$18,750,000	$12,500,000
J.P. Morgan Securities LLC	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
PNC Capital Markets LLC	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
RBC Capital Markets, LLC	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
Scotia Capital (USA) Inc.	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
Truist Securities, Inc.	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
U.S. Bancorp Investments, Inc.	$27,625,000	$27,625,000	$42,250,000	$48,750,000	$32,500,000
Total	$850,000,000	$850,000,000	$1,300,000,000	$1,500,000,000	$1,000,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the 2027 notes, 0.350% of the principal amount of the 2030 notes, 0.400% of the principal amount of the 2034 notes, 0.525% of the principal amount of the 2054 notes, and 0.525% of the principal amount of the 2064 notes. The underwriters may allow, and such other dealers may reallow, a concession not in excess of 0.125% of the principal amount of the 2027 notes, 0.200% of the principal amount of the 2030 notes, 0.250% of the principal amount of the 2034 notes, 0.350% of the principal amount of the 2054 notes, and 0.350% of the principal amount of the 2064 notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).
Paid by us
Per 2027 note	0.350%
Per 2030 note	0.600%
Per 2034 note	0.650%
Per 2054 note	0.875%
Per 2064 note	0.875%
The expenses of the offering, not including the underwriting discount, are estimated at $15 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.
New Issue of Notes
Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect that delivery of the notes will be made against payment therefor on or about April 18, 2024 which will be the seventh business day following the date of pricing of the notes (such settlement cycle being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the settlement date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery should consult their own advisors.
No Sales of Similar Securities
We have agreed that we will not, from the date of this prospectus supplement to the date of settlement of the notes, without first obtaining the prior written consent of the representatives, issue, sell, offer to contract or otherwise dispose of, any of our debt securities having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement. This restriction does not apply to any redemption or repurchase by us of any of our debt securities.

Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, certain underwriters and/or their affiliates serve in various roles under our revolving credit facility and term loan facility. Affiliates of the underwriters have provided us with commitments in respect of the bridge facility. The commitments in respect of the bridge facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
(1)	Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
(2)	Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.
This prospectus supplement has not been approved by an authorized person in the U.K. This prospectus supplement is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order; (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
(3)	Notice to Prospective Investors in Switzerland
The offering of the notes in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the notes.
(4)	Notice to Prospective Investors in the Dubai International Financial Centre
The notes have not been, and will not be, offered to any person in the DIFC unless such offer is:
(a)	an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and
(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business (COB) Module of the DFSA rulebook.

(5)	Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
(6)	Notice to Prospective Investors in Hong Kong
No notes have been offered or sold, and no notes may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the notes has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that he is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions.
(7)	Notice to Prospective Investors in Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended, the “FIEA”), and the underwriters have agreed not to offer or sell the notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
(8)	Notice to Prospective Investors in Singapore
This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04 N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
(9)	Notice to Prospective Investors in Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.
(10)	Notice to Prospective Investors in Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
(11)	Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:
(a)
the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)
the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)
the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

LEGAL MATTERS
The validity of the notes offered hereby will be passed upon by Wachtell, Lipton, Rosen & Katz. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Austin, Texas.
EXPERTS
The audited financial statements of Diamondback Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of Endeavor Parent, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain leasehold and royalty interests of Diamondback Energy, Inc. is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.
Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of Viper Energy Partners LP, a subsidiary of Diamondback Energy, Inc., is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.
Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain leasehold and royalty interests of Endeavor is based upon estimates of such reserves, future production and income prepared by Netherland, Sewell and Associates, Inc. as of December 31, 2023, an independent petroleum engineering firm. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

INFORMATION INCORPORATED BY REFERENCE
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on the investor relations page of our website at www.diamondbackenergy.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement.
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;
•
the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our definitive proxy statement on Schedule 14A, filed on April 27, 2023, including any portion of subsequent reports on Form 8-K filed for the purposes of updating such information; and

•
our Current Reports on Form 8-K filed with the SEC on February 12, 2024 (with respect to Item 1.01, Item 3.02 and Item 8.01 only), March 6, 2024, March 18, 2024 and April 8, 2024 (other than documents or portions of those documents deemed to be furnished but not filed).

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.
Copies of any of the documents we file with the SEC may be obtained free of charge on the SEC’s website at www.sec.gov, the investor relations page of our website at www.diamondbackenergy.com, by contacting Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701 or by calling (432) 221-7400.

Prospectus

Diamondback Energy, Inc.
Debt Securities
Guarantees of Debt Securities
Common Stock
By this prospectus, we may offer and sell, from time to time in one or more offerings (i) one or more series of our debt securities and (ii) our common stock. Diamondback E&P LLC and any of our other existing or future subsidiaries may jointly and severally, fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Unless otherwise stated herein, we refer to our debt securities and the guarantees of our debt securities that may be offered pursuant to this prospectus collectively as the “debt securities.” Any debt securities may be convertible into or exchangeable for our common stock.
This prospectus describes the general terms of the securities that may be offered by us by this prospectus and the general manner in which we may offer such securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all documents incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “FANG.” Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our telephone number is (432) 221-7400.
Investing in our securities involves risks. See “Risk Factors” beginning on page 2.
We may sell the debt securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The supplements to this prospectus will specify the names of and arrangements with any underwriters, dealers or agents, as applicable.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 21, 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we offer securities covered by this prospectus, to the extent required, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any of our securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”
You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.
The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.
When used in this prospectus or in any supplement to this prospectus, the terms “Diamondback Energy,” the “Company,” “we,” “our” and “us” refer to Diamondback Energy, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including documents incorporated by reference, contains forward-looking statements, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this prospectus or documents incorporated by reference therein, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of future performance and our actual outcomes could differ materially from what we have expressed in our forward-looking statements.
Factors that could cause our outcomes to differ materially include (but are not limited to) the following:
•	Changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;
•	the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions;
•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;
•
changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates and inflation rates and concerns over a potential economic downturn or recession;

•	regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits;
•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;
•	physical and transition risks relating to climate change;
•
restrictions on the use of water, including limits on the use of produced water and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;
•	changes in U.S. energy, environmental, monetary and trade policies;
•
conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development operations and our environmental and social responsibility projects;

•	challenges with employee retention and an increasingly competitive labor market due to a sustained labor shortage or increased turnover caused by the COVID-19 pandemic;
•	changes in availability or cost of rigs, equipment, raw materials, supplies, oilfield services;
•	changes in safety, health, environmental, tax, and other regulations or requirements (including those addressing air emissions, water management, or the impact of global climate change);

•
security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or from breaches of information technology systems of third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities for our oil, natural gas, and natural gas liquids;
•
failures or delays in achieving expected reserve or production levels from existing and future oil and natural gas developments, including due to operating hazards, drilling risks, or the inherent uncertainties in predicting reserve and reservoir performance;

•	difficulty in obtaining necessary approvals and permits;
•	severe weather conditions;
•	acts of war or terrorist acts and the governmental or military response thereto;
•	changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•	changes in our credit rating; and
•	the risk factors discussed in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference into this prospectus.
In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made or incorporate by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

OUR COMPANY
We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.
Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas, and our telephone number at that address is (432) 221-7400. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus.
THE SUBSIDIARY GUARANTORS
Diamondback E&P LLC and any of our other existing or future subsidiaries specified in a post-effective amendment to the registration statement of which this prospectus forms a part may jointly and severally, fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus and any applicable prospectus supplement. Financial information concerning our guarantor subsidiaries and non-guarantor subsidiaries, if any, is or will be included, as applicable, in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent required by the rules and regulations of the SEC.

RISK FACTORS
Investment in our securities involves certain risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 5, 2022 and August 3, 2022, respectively, and other factors discussed in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequent filings we made with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, before investing in our securities. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from our sale of the securities covered by this prospectus and any applicable prospectus supplement for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.

DESCRIPTION OF DEBT SECURITIES
The debt securities that we may offer by this prospectus consist of notes, guarantees or other evidences of indebtedness of Diamondback Energy and one or more of its subsidiaries. We may issue debt securities in one or more series under an indenture (the “Base Indenture”), between us and Computershare Trust Company, National Association, as trustee (the “Trustee”), which Base Indenture may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions of the Base Indenture, including, for all purposes of the Base Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) that are deemed to be a part of and govern the Base Indenture and any such supplemental indenture (collectively with the Base Indenture, the “Indenture”). The term “Indenture” shall also include the terms of any particular series or specific debt securities within a series established as contemplated by the Indenture. A form of the Base Indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Base Indenture. For purposes of this Description of Debt Securities, references to “Diamondback Energy,” the “Company,” “we,” “our” and “us” refer only to Diamondback Energy, Inc. and not to its subsidiaries.
The provisions of the Base Indenture will generally be applicable to all of the debt securities. Selected provisions of the Base Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:
•	the title of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the person to whom any interest on a debt security will be payable, if other than the registered holder thereof on the regular record date therefor;
•	the date or dates on which the principal of the debt securities will be payable or the method of determination thereof and the amount of principal that will be payable;
•
the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest, if any, or contingent interest, if any, or the formula, method or provision pursuant to which such rate or rates are determined, and the date or dates from which such interest shall accrue or the method of determination thereof;

•	the dates on which interest will be payable and the regular record dates for interest payment dates;
•	the place or places where the principal of and any premium and interest on the debt securities will be payable and the manner in which any payment may be made;
•
our option, if any, to redeem or prepay the debt securities, in whole or in part, the period or periods within which, and the price or prices at which, such redemption or prepayment may occur, and the other terms and conditions of any such redemptions or prepayments;

•
our obligation, if any, whether pursuant to a sinking fund or otherwise, to redeem, purchase, repurchase, or offer to purchase or repurchase, the debt securities, in whole or in part, the period or periods within which, and the price or prices at which, such redemption, purchase or repurchase must occur, and the other terms and conditions of any such redemptions, purchases and repurchases;

•	the denominations in which the debt securities will be issuable, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•
if the amount of principal of or any premium or interest on any debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•
if other than the currency of the United States of America, the currency, currencies, composite currency, composite currencies or currency units in which the principal of or any premium or interest on any debt securities shall be payable, or shall at the election of the Company or the holder thereof be payable, and the manner of determining the equivalent thereof in the currency of the United States of

America for any purpose, including for the purposes of making payment in the currency of the United States of America and determining the outstanding amount of debt securities, and, in the case of an election, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);
•
if other than the entire principal amount thereof, the portion of the principal amount of any debt securities that will be payable upon acceleration of the maturity of the debt securities pursuant to an event of default;

•
if the principal amount payable at the maturity of any debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that shall be deemed to be the principal amount of such debt securities as of any such date, including the principal amount thereof that shall be due and payable upon any maturity other than the stated maturity or that shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•
if applicable, that the debt securities, in whole or any specified part, shall not be defeasible, and, if such Securities may be defeased, in whole or in part, any provisions to permit a pledge of obligations other than U.S. government obligations (or the establishment of other arrangements) to satisfy the requirements for defeasance of such debt securities and, if other than by a board resolution, the manner in which any election by the Company to defease such debt securities shall be evidenced;

•
if applicable, that any debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities, the form of any legend or legends that shall be borne by any such global security in lieu of that set forth in the Base Indenture, any addition to, elimination of or other change in the circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof and any other provisions governing exchanges or transfers of any such global security;

•
any addition to, elimination of or other change in the events of default that apply to any debt securities, any changes in the applicable notice or cure periods (which may be no period), and any change in the right of the Trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable, or the automatic acceleration of such principal amount;

•	any addition to, elimination of or other change in the covenants set forth in the Base Indenture that applies to any debt securities;
•
if applicable, that persons other than those specified in the Base Indenture shall have such benefits, rights, remedies and claims with respect to such debt securities, as and to the extent provided for such debt securities;

•
any change in the actions permitted or required to be taken by or on behalf of the holders of any debt securities, including any such change that permits or requires any or all such actions to be taken by or on behalf of the holders of any specific debt securities rather than or in addition to the holders of all debt securities;

•	any provisions for subordination of any debt securities to other obligations of the Company (including other debt securities issued under the Indenture);
•
whether payment of principal of and premium, if any, and interest, if any, on any debt securities shall be without deduction for taxes, assessments or governmental charges paid by holders of such debt securities;

•
if and as applicable, that any debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the depositary or depositaries for such global security or global securities and any circumstances other than those set forth in the Base Indenture in which any such global security may be transferred to, and registered and exchanged for debt securities registered in the name of, a person other than the depositary for such global security or a nominee thereof and in which any such transfer may be registered;

•
whether and under what circumstances the Company will pay additional amounts on any debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem the debt securities rather than pay such additional amounts;

•
if any debt securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•
whether any debt securities are to be convertible into or exchangeable for common stock or any other security or property, including, without limitation, securities of another person held by the Company or its affiliates, and, if so, the terms thereof;

•
any provisions necessary to permit or facilitate the issuance, payment or conversion of any debt securities that may be converted into securities or other property other than debt securities of the same series and of like tenor, whether in addition to, or in lieu of, any payment of principal or other amount and whether at the option of the Company or otherwise;

•
whether any debt securities will be guaranteed, and, if so, the terms and conditions of such guarantees, if such terms differ from those set forth in the Base Indenture, and the names of, or the method of determination or identification of, the guarantors, and any deletions from, or modifications or additions to, the provisions of the Base Indenture in connection with the guarantees of the debt securities of the series;

•	if other than the Trustee, the identity of the initial security registrar and any initial paying agent; and
•	any other terms of the debt securities and any guarantees of the debt securities.
The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more of our existing or future subsidiaries, including Diamondback E&P LLC, specified as a “guarantor” (each, a “guarantor”) in the prospectus supplement for the series of such debt securities. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable supplemental indenture.
We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.
If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.
Unless otherwise indicated in an applicable prospectus supplement:
•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $2,000 and any integral multiples of $1,000 in excess thereof; and
•
payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Form of Debt Securities
We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global (i.e., book-entry) form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this description mean those who own debt securities registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.
Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depository Trust Company (“DTC”) acts as depositary.
Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.
Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security.
Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.
We will make payment of principal of, and interest and premium, if any, on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest and premium, if any, on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.
Neither we, any guarantor, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
A global debt security is exchangeable for definitive certificated debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:
•
DTC notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the Trustee that we wish to exchange that global security in whole.
Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.
Except as provided above or in the applicable prospectus supplement, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive certificated form and will not be considered the holders of debt securities for any purpose under the Indenture. Except as provided above, no global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the Indenture.
We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to take any action that a holder is entitled to take under the debt securities or the Indenture, DTC would authorize the participants holding the relevant beneficial interests to take that action. Additionally, those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.
Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include underwriters of debt securities offered by this prospectus. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, Euroclear SA/NV, Euroclear Clearance Systems S.C., Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.
Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on the following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
Certain Covenants
Maintenance of Office or Agency
We will be required to maintain an office or agency in each place of payment for each series of debt securities, for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, conversion or exchange.
Paying Agents, etc.
If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or any premium or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to such payment a sum sufficient to pay the amount due until such sum is paid to such persons or otherwise disposed of as provided in the Indenture and to notify the Trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, on each due date of the principal of or any premium or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the Trustee, to promptly notify the Trustee of our action or failure to act. Any money deposited with a paying agent or the Trustee for the payment of principal of or any premium or interest on any debt securities that remains unclaimed for two years after the principal or any premium or interest has become due and payable may be repaid to us, subject to applicable escheatment laws, and thereafter the holder of those debt securities may look only to us for payment thereof.
Corporate Existence
We will be required to preserve and keep in full force and effect our corporate existence, charter rights, statutory rights, licenses and franchises, but the Company shall not be required to preserve any such right, license or franchise if the Company determines that such preservation is no longer desirable in the conduct of the business of the Company.
Compliance Certificate
The Company will be required to file annually with the Trustee a certificate signed by one of its officers, stating whether or not the officer knows of any default by the Company in compliance with all conditions and covenants under the Indenture.
Consolidation, Merger, Sale, Conveyance, Transfer or Lease
The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets on a consolidated basis to, any person, unless:
(1)
the resulting, surviving or transferee person (the “Successor Company”) will be a corporation, limited liability company, partnership, trust or other entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)
the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed and, for each debt security that by its terms provides for conversion, shall have provided for the right to convert such debt security in accordance with its terms;

(3)
immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4)
the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any consolidation of the Company with, or merger of the Company with or into, or any sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company on a consolidated basis to, any person, in each case in accordance with the foregoing covenant, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture and the debt securities, except in the case of a lease of all or substantially all of the properties and assets of the Company on a consolidated basis, in which case the predecessor Company shall not be released from the obligation to pay the principal of, any premium on, and interest on the debt securities.
Events of Default
The following are events of default under the Indenture with respect to debt securities of any series:
(1)	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;
(2)	default in the payment of the principal of or any premium on any debt security of that series when due at its stated maturity or by declaration of acceleration, call for redemption or otherwise;
(3)	default in the deposit of any sinking fund payment when and as due by the terms of any debt security of that series and continuance of such default for a period of 60 days;
(4)
default in the performance, or breach, of any covenant of the Company in the Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in the events of default for such series specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(5)	specified events of bankruptcy, insolvency, or reorganization involving the Company;
(6)
any guarantee of the debt securities of that series ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the guarantor denies or disaffirms its obligations under the Indenture or its guarantee, in each case unless the guarantee has been released pursuant to the terms of the Indenture; and

(7)	any other event of default provided with respect to debt securities of that series.
The Trustee is required to give to the holders of the debt securities of that series notice of all defaults known to it within 90 days of the occurrence thereof, except that other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the Trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.
If an event of default described in clause (5) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable automatically without any declaration or other action on the part of the Trustee or any holder of the debt securities of that series. If any other event of default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See “— Amendments and Waivers” below.
Subject to the duty of the Trustee to act with the requisite standard of care during an event of default, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of debt securities of any series unless such holders have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may institute any proceeding with respect to the Indenture unless:
(1)	such holder has previously given the Trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)	holders of not less than 25% in principal amount of the outstanding debt securities of such series have requested in writing that the Trustee institute proceedings in respect of such event of default;
(3)	such holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any costs, expenses and liabilities to be incurred in compliance with such request;
(4)	the Trustee has failed to institute any such proceeding within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)	the holders of a majority in principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such request within such 60 day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its rights and powers to use the degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines in good faith would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with any request or direction.
Any additional events of default with respect to any series of debt securities, and any variations from the foregoing events of default applicable to any series of debt securities, will be described in an applicable prospectus supplement.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series issued under the Indenture.
Amendments and Waivers
Subject to certain exceptions, the Indenture and the debt securities may be amended or supplemented with the consent of the holders of a majority in principal amount (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) of all debt securities at the time outstanding to be affected (considered together as one class for this purpose and such debt securities to be affected potentially being debt securities of the same or different series and, with respect to any series, potentially comprising fewer than all the debt securities of such series), or, if a waiver of compliance with provisions affects the debt securities of more than one series of debt securities, by the holders of a majority in principal amount of all outstanding debt securities affected by the waiver, with the debt securities of all the affected series voting together as one class for this purpose and such debt securities to be affected potentially being debt securities of the same or different series and, with respect to any series, potentially comprising fewer than all the debt securities of such series (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Subject to certain exceptions, any past default may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding or, if the waiver of a past default affects the debt securities of more than one series of debt securities, by the holders of a majority in principal amount (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) of all debt securities at the time outstanding to be affected (considered together as one class for this purpose and such debt securities to be affected potentially being debt securities of the same or different series and, with respect to any series, potentially comprising fewer than all the debt securities of such series). In addition, without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture or any series of debt securities for certain purposes as set forth in the Indenture.
However, without the consent of each holder of an outstanding debt security affected, no amendment, supplement or waiver may, among other things:
•
change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of a debt security issued with original issue discount or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or permit the Company to redeem any debt security if the Company would not otherwise be permitted to do so, or change any place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•
if any debt security provides that the holder may require the Company to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein;

•
reduce the percentage in principal amount of the outstanding debt securities of any one or more series (considered separately or together as one class, as applicable, and whether comprising the same or different series or less than all the debt securities of a series), the consent of whose holders is required for any such amendment or supplement, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences);

•	if any debt security is guaranteed, release any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the Indenture; or
•
subject to certain exceptions, modify any of the provisions of relating to the percentage of holders who must consent to an amendment, supplement or waiver, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. A consent to any amendment, supplement or waiver under the Indenture by any holder of debt securities given in connection with a purchase of, or tender or exchange offer for, such holder’s debt securities will not be rendered invalid by such purchase, tender or exchange.

Defeasance
The Company at any time may terminate all of its and any guarantor’s obligations under the debt securities of any series and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of any series.
The Company may at any time terminate its and any guarantor’s obligations to comply with certain covenants described above under “— Certain Covenants” and certain covenants of any outstanding series of debt securities that may be contained in any applicable prospectus supplement, and may omit to comply with such covenants without creating an event of default (“covenant defeasance”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the debt securities of any series to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an opinion of counsel (subject to customary assumptions and exclusions) to the effect that holders of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.
Upon the effectiveness of a legal defeasance or covenant defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee, and without the consent of the holders of any debt securities.
Satisfaction and Discharge
The Indenture shall upon request of the Company cease to be of further effect with respect to the debt securities of any series and any guarantees of such debt securities (except as to any surviving rights of conversion, registration of transfer or exchange of any such debt security expressly provided for in the Indenture or in the terms of such debt security), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to such debt securities, when:
(1)	either:
(A)
all such debt securities theretofore authenticated and delivered (other than (i) debt securities that have been destroyed, lost or wrongfully taken and that have been replaced or paid and (ii) debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)	all such debt securities not theretofore delivered to the Trustee for cancellation
(i)	have become due and payable, or
(ii)	will become due and payable at their stated maturity within one year, or
(iii)
are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or a guarantor in the case of (i), (ii) or (iii) of subsection (B) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be;

(2)	the Company and the guarantors (if any) have paid or caused to be paid all other sums payable under the Indenture by the Company and the guarantors (if any) with respect to such debt securities; and
(3)
the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent in the Indenture relating to the satisfaction and discharge of the Indenture with respect to such debt securities have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture with respect to debt securities of any series, certain obligations of the Company and the Trustee listed in the Indenture shall survive such satisfaction and discharge.
Payments
We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.
We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.
We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the Trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds (i.e., funds that become available on the day after the check is cashed).
Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States of America, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of the Company or any guarantor, as such, will have any liability for any obligations of the Company or any guarantor under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.
Governing Law
The Indenture is, and the debt securities (and any guarantees thereof) will be, governed by, and construed in accordance with, the laws of the State of New York.
Guarantees
The debt securities of any series may be guaranteed by one or more of our existing or future subsidiaries, including Diamondback E&P LLC. However, the Indenture will not require that any of our existing or future subsidiaries be a guarantor of any series of debt securities and will permit the guarantors of any series of guaranteed debt securities to differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.
If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on each debt security of such series, all in accordance with the terms of such debt securities and the Indenture.
Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the Indenture will contain provisions intended to limit the obligations of each guarantor under its guarantees and the Indenture to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.
Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the Indenture will (i) provide that each guarantor will be released and discharged automatically and unconditionally from all its obligations under the Indenture and its guarantee with respect to a series of debt securities, and will cease to be a guarantor with respect to such debt securities, without any further action required on the part of the Trustee or any holder, (a) in the case of a guarantor that is a subsidiary of the Company, in the event the guarantor is sold or disposed of (whether by merger, consolidation, the sale of a sufficient amount of its (or an intermediate holding company’s) capital stock so that it no longer constitutes a “subsidiary” of ours or the sale of all or substantially all of its properties and assets on a consolidated basis (other than by lease)), and whether or not the guarantor is the surviving entity in such transaction, to a person that is not (and does not thereupon become) the Company or a subsidiary of the Company, (b) in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the debt securities of that series, or (c) if no Event of Default has occurred and is then continuing, upon the liquidation or dissolution of the guarantor and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.
The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.
If the applicable prospectus supplement relating to a series of our debt securities provides that those debt securities will have the benefit of a guarantee by any or all of our existing or future subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.
Regarding the Trustee
The Indenture provides that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. Except as provided above under the heading “Payments” or as otherwise provided in the applicable prospectus supplement, all payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee, which is initially the corporate trust office of the Trustee in Minneapolis, Minnesota.
The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and there is an event of default with respect to any series of debt securities, the Trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.
Authorized Capital Stock
As of the date of this prospectus, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of shares of common stock shall be entitled to receive, pro rata, all the remaining assets of our company available for distribution to our stockholders after payment of our debts and after there shall have been paid to or set aside for the holders of capital stock ranking senior to common stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.
Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and to any dividend restrictions contained in debt agreements. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. As of November 16, 2022, there were 175,998,577 shares of our common stock outstanding.
Preferred Stock
Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:
•	the distinctive serial designation and number of shares of the series;
•	the voting powers and the right, if any, to elect a director or directors;
•	the terms of office of any directors the holders of preferred shares are entitled to elect;
•	the dividend rights, if any;
•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;
•	the liquidation preferences and the amounts payable on dissolution or liquidation;
•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and
•	any other terms or provisions which the board of directors is legally authorized to fix or alter.
We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities
Subject to the limitations of applicable law, our certificate of incorporation, among other things:
•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;
•
permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•
provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws
Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.
Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors, assuming there are no vacancies.
Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors, as well as procedures and other requirements addressing the universal proxy rules adopted by the SEC.
Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least 662∕3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.
Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 662∕3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Removal of Director. Our certificate of incorporation provide that members of our board of directors may only be removed by the affirmative vote of holders of at least 662∕3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Amendment of the Certificate of Incorporation. Our certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 662∕3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of our certificate of incorporation inconsistent with the provisions of our certificate of incorporation dealing with distributions on our common stock, related party transactions, our board of directors, our bylaws, meetings of our stockholders or amendment of our certificate of incorporation.
Additionally, an increase in the number of authorized shares of our common stock, could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and did not propose the increase in response to any attempt or plan to obtain control of the company.
The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Choice of Forum
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Listing
Our common stock is listed on The NASDAQ Global Select Market under the symbol “FANG.”
Transfer Agent and Registrar
Computershare Trust Company, National Association is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
We may sell the securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, (3) through agents or (4) a combination of any of these methods. The prospectus supplement will set forth the following information:
•	the title of the securities to be issued by us;
•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities from us;
•	the net proceeds we will receive from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	the initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.
Sale through Underwriters or Dealers
If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In addition, we may offer securities through at-the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
Each series of securities will be a new issue, and other than our common stock, which is listed The NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our securities will develop.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.
You can also find our SEC filings on our website at www.diamondbackenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):
•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2022;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 5, 2022, August 3, 2022 and November 8, 2022, respectively;

•
our Current Reports on Form 8-K filed with the SEC on March 9, 2022, March 17, 2022, March 24, 2022, May 16, 2022, June 7, 2022, June 14, 2022, July 11, 2022 (except for Item 7.01), October 3, 2022, October 12, 2022, October 20, 2022, October 28, 2022 and November 7, 2022 (except for Item 2.02); and

•	the description of our common stock contained in Exhibit 4.6 to our Registration Statement on Form S-8, File No. 333-257561, filed with the SEC on June 30, 2021.
In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.
We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Accounting Officer and Assistant Secretary, Diamondback Energy, Inc., 515 Central Park Drive, Suite 100, Oklahoma City, Oklahoma 73105; telephone: (405) 463-6900.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities to be offered hereby offered by us will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain leasehold and royalty interests of Diamondback Energy, Inc. is based upon estimates of such reserves, future production and income prepared by Ryder Scott Company, L.P, an independent petroleum engineering firm, as of December 31, 2021, 2020 and 2019. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.
Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of Viper Energy Partners LP, a subsidiary of Diamondback Energy, Inc., is based upon estimates of such reserves, future production and income prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2021, 2020 and 2019. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

$5,500,000,000
Diamondback Energy, Inc.
$850,000,000 5.200% Senior Notes due 2027

$850,000,000 5.150% Senior Notes due 2030

$1,300,000,000 5.400% Senior Notes due 2034

$1,500,000,000 5.750% Senior Notes due 2054

$1,000,000,000 5.900% Senior Notes due 2064
PROSPECTUS SUPPLEMENT

April 9, 2024

Joint Book-Running Managers
Citigroup	BofA Securities	TD Securities
Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities
Senior Co-Managers
Barclays	BOK Financial Securities, Inc.	Capital One Securities	Comerica Securities
J.P. Morgan	PNC Capital Markets LLC	RBC Capital Markets
Scotiabank	Truist Securities	US Bancorp